SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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GREIF, INC.

(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement)

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GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Greif, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Greif, Inc. (the “Company”) will be held at its principal executive offices, 425 Winter Road, Delaware, Ohio 43015, on February 25, 2013, at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect ten directors to serve for a one-year term, and

2.	To transact such other business as may properly come before the meeting or any and all adjournments.

Only stockholders of record of the Class B Common Stock at the close of business on December 20, 2012, will be entitled to vote.

Whether or not you plan to attend this meeting, we hope that Class B stockholders will sign the enclosed proxy(s) and return them promptly in the enclosed envelope or vote by internet at www.proxyvote.com or by phone at +1 800 690 6903. If you are able to attend the meeting and wish to vote in person, at your request we will cancel your proxy.

Gary R. Martz
Secretary

January 11, 2013

i

GREIF, INC.

425 Winter Road

Delaware, Ohio 43015

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 25, 2013

To the Stockholders of Greif, Inc.:

This Proxy Statement is being furnished to all stockholders of Greif, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on February 25, 2013, at 10:00 A.M., Eastern Time, at the Company’s principal executive offices, 425 Winter Road, Delaware, Ohio 43015. It is anticipated that this Proxy Statement and form of proxy will first be sent to the stockholders on or about January 11, 2013.

PROXIES AND VOTING

This Proxy Statement is being furnished to Class B stockholders of the Company, the only class of stockholders entitled to vote at the Annual Meeting of Stockholders, in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies that will be used at the Annual Meeting of Stockholders. Class A stockholders are not entitled to vote at the Annual Meeting of Stockholders. Therefore, this Proxy Statement is being furnished to Class A stockholders for informational purposes only and no proxy is being solicited from them.

At the Annual Meeting of Stockholders, the Class B stockholders will vote upon the election of ten directors to serve for a one-year term. The Class B stockholders will also vote upon such other business as may properly come before the meeting or any and all adjournments.

The ten nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors.

Shares of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting of Stockholders in accordance with the choices indicated on the proxy. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class B stockholder’s presence at the Annual Meeting of Stockholders does not by itself revoke the proxy.

Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting of Stockholders for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election.

If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock

Exchange, your broker does not have discretion to vote your Class B Common Stock without your instructions with respect to certain matters. If you do not provide your broker with voting instructions regarding the election of directors, your shares of Class B Common stock will not be considered present at the Annual Meeting of Stockholders for purposes of determining the presence of a quorum or for voting on such matters.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.

The close of business on December 20, 2012, has been fixed as the record date for the determination of Class B stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment thereof. On the record date, there were outstanding and entitled to vote 22,119,966 shares of Class B Common Stock. Each share of the Class  B Common Stock is entitled to one vote in respect of the proposal or proposals to which such shares are entitled to vote.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Stockholders, shares of the Class B Common Stock represented by the proxies, unless otherwise specified, will be voted to elect as directors for one-year terms Michael J. Gasser, David B. Fischer, Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, John W. McNamara and Patrick J. Norton, the ten persons recommended by the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”), all of whom are currently directors of the Company. All ten members were identified and proposed as candidates for service on the Company’s Board based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named above is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

Proxies cannot be voted at the Annual Meeting of Stockholders for a number of persons greater than the number of nominees named in this Proxy Statement.

Biographies of Director Nominees

Set forth below is the following information regarding each person nominated for election as a director: his or her name; age as of February 25, 2013 (the date for the 2013 Annual Meeting of Stockholders); the year in which he or she first became a director; his or her principal occupation and business experience during at least the past five years; all positions he or she holds with the Company, if any; the names of other publicly held corporations for which he or she serves, or has served within the past five years, as a director; other pertinent qualifications; and the experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that he or she should be nominated to serve as a director.

Michael J. Gasser, 61, has been a director since 1991 and has served as the Chairman of the Board of Directors since 1994. From November 1, 2011 until his retirement as an employee of the Company on November 1, 2012, Mr. Gasser served as Executive Chairman. Mr. Gasser has also served as Chief Executive Officer of the Company from 1994 until October 31, 2011 and as President from November 2006 until October 2007. Mr. Gasser was first elected an executive officer of the Company in 1988. He is a member of the Executive and Stock Repurchase Committees. He is the lead director and a member of the finance and compensation committees for Bob Evans Farms, Inc., a restaurant and food products company. Mr. Gasser also serves as a trustee of The Ohio State University, a director of the Battelle Memorial Institute and a trustee of The James Foundation for The

Ohio State University Comprehensive Cancer Center. In nominating Mr. Gasser, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment from working for the Company for over 30 years, his unique knowledge and understanding of the Company’s operations as Chief Executive Officer of the Company for more than 16 years, his experience as a director of a publicly traded restaurant and food products company and his experience as a trustee of several institutions and foundations.

David B. Fischer, 50, has been a director since November 1, 2011. He has served as Chief Executive Officer of the Company since November 1, 2011 and as President since 2007. From 2007 to October 2011, Mr. Fischer also served as Chief Operating Officer of the Company. From 2004 to 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services — Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006, respectively. He is a member of the Executive and Stock Repurchase Committees. He is also a director and member of the audit and compensation committees of Balchem Corporation, a manufacturer of performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries. In nominating Mr. Fischer, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment from working for the Company as an executive officer and his unique knowledge and understanding of the Company’s operations as President and Chief Operating Officer of the Company for four years and as Chief Executive Officer and his experience as a director of a publicly traded manufacturing company.

Vicki L. Avril, 58, has been a director since 2004. Since June 2008, Ms. Avril has been the Chief Executive Officer and President of TMK IPSCO, a manufacturer of steel and tubular products. She has been an executive officer of TMK IPSCO since 2004, including serving as its Chief Financial Officer. From 2001 until its sale in 2003, Ms. Avril was Senior Vice President and Chief Financial Officer of Wallace Computer Services, Inc., a print management company. She is a member of the Audit Committee. In nominating Ms. Avril, the Nominating Committee considered a number of factors including, but not limited to, her background, experience and judgment as a chief financial officer and chief executive officer of a major manufacturing company.

Bruce A. Edwards, 57, has been a director since 2006. Since March 2008, Mr. Edwards has been on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 until the appointment to his current position, Mr. Edwards was the Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time, and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL. He is a member of the Audit Committee. Mr. Edwards also serves as a director and member of the nomination and compensation committees of Ashtead PLC, a UK listed global equipment rental company. In nominating Mr. Edwards, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer of a global supply chain services company and as a director of a publicly traded company listed on the UK stock exchange.

Mark A. Emkes, 60, has been a director since 2008. Since January 15, 2011, Mr. Emkes has been the Commissioner of Finance and Administration for the State of Tennessee. Prior to that date and for more than five years and until his retirement effective February 28, 2010, he was the Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company. He was also the President of these companies from January 2009 until his retirement. He is a member of the Compensation Committee. Mr. Emkes also serves as director and a member of the audit and compensation committees of First Horizon National Corporation, which is the parent of First Tennessee Bank National Association. In addition, since June 25, 2010, Mr. Emkes has served as director and member of the compensation and director affairs/corporate governance committees of Clarcor, Inc. a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer packaging products. In nominating Mr. Emkes, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as the chairman, chief executive officer and president of a major manufacturing company and as a director of two publicly traded companies listed on the NYSE.

John F. Finn, 65, has been a director since 2007. For more than five years, he has been the President and Chief Executive Officer of Gardner, Inc., a supply chain management company servicing industrial and consumer customers of outdoor power equipment. He is a member of the Audit Committee. Mr. Finn also serves as the presiding director and a member of the audit and nominating and governance committees of Cardinal Health, Inc., a healthcare services company, and as a trustee and member of the audit committee of the J.P. Morgan Funds, a registered investment company. In nominating Mr. Finn, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as chief executive officer of a major distribution company and as the presiding director of a Fortune 500 healthcare services company.

Daniel J. Gunsett, 64, has been a director since 1996. For more than five years, he has been a partner with the law firm of Baker & Hostetler LLP and the managing partner of the firm’s Columbus, Ohio office. He is a member of the Compensation, Executive, Nominating and Corporate Governance, and Stock Repurchase Committees. In nominating Mr. Gunsett, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as the managing partner of an office of a major national law firm.

Judith D. Hook, 59, has been a director since 2003. Ms. Hook has been an investor for more than five years. She is a member of the Compensation and Nominating and Corporate Governance Committees. Ms. Hook is the aunt of John W. McNamara. In nominating Ms. Hook, the Nominating Committee considered a number of factors including, but not limited to, her unique knowledge and understanding of the Company’s business based on her life long affiliation with the Company.

John W. McNamara, 48, has been a director since 2009. For more than five years, Mr. McNamara has been president and owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs. He is a member of the Audit and Stock Repurchase Committees. Mr. McNamara is the nephew of Judith D. Hook. In nominating Mr. McNamara, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as owner and president of an aviation services company.

Patrick J. Norton, 62, has been a director since 2003. Mr. Norton served as Executive Vice President and Chief Financial Officer of The Scotts Miracle-Gro Company, a consumer lawn and garden products company, from May 2000 until his retirement in January 2003. He is a member of the Compensation and Executive Committees. Until January 2010 and for more than five years, Mr. Norton served as a director of The Scotts Miracle-Gro Company. In nominating Mr. Norton, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer and director of a major publicly traded manufacturing company.

Directors Attendance at Annual Meeting of Stockholders

Under the Company’s Corporate Governance Guidelines, directors are expected to attend the Company’s Annual Meeting of Stockholders. All of the director nominees attended the 2012 annual meeting of stockholders.

BOARD OF DIRECTORS AND COMMITTEES

Board Meetings

The Board held five meetings during the 2012 fiscal year. Each of the directors attended at least 75% of the meetings held by the Board during his or her respective term and held by the committees on which he or she served during the 2012 fiscal year. The Board has affirmatively determined that a majority of the Company’s directors meet the categorical standards of independence adopted by the Board and are independent directors as defined in the listing standards of the New York Stock Exchange (“NYSE”). See “Corporate Governance — Director Independence.”

Board Leadership Structure

Currently, the Board does not have a policy as to whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. From 1994 until November 1, 2011, the positions of Chairman and Chief Executive Officer were combined and held by Mr. Michael J. Gasser. On November 1, 2011, Mr. David B. Fischer succeeded Mr. Gasser as Chief Executive Officer, and Mr. Gasser became Executive Chairman, a role in which he continued to serve as Chairman of the Board. This transition separated the roles of Chairman and Chief Executive Officer. On November 1, 2012, Mr. Gasser retired from his management position as Executive Chairman, but remained in his position as Chairman of the Board. Consequently, our current Board leadership structure is comprised of a Chairman of the Board (Mr. Gasser), a management director (Mr. Fischer) and eight independent directors. The Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders, with the Company’s day-to-day business conducted and managed by the management of the Company under the direction of the Chief Executive Officer.

The Board believes that it is in the best interests of the stockholders for Mr. Gasser to remain Chairman of the Board of the Company due to his extensive knowledge of the Company based on his 17 years of experience as Chairman and Chief Executive Officer and his working relationship with Mr. Fischer. His experience will allow him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces. Mr. Fischer will provide management insight into the execution of the Company’s strategy and the implementation of the Greif Business System.

It is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

The Company has adopted various policies to provide for a strong and independent Board, including the following.

•

The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has such a relationship with the Company and must meet the standards of independence under the applicable rules of the SEC and the listing standards of the NYSE.

•	Only independent directors are members of the Compensation, Audit and Nominating and Corporate Governance Committees.

•

Independent/non-management directors meet at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors.

In addition, the Board and the Nominating Committee have assembled a Board comprised of capable and experienced directors, many of whom are currently or have recently been leaders of companies, who are independent thinkers and have a wide range of expertise and skills. The Board currently does not have a lead director. However, because of its capable and experienced independent directors, and for the reasons described above, along with the above described policies which promote an open discussion among the independent directors, the Chairman of the Board and the Chief Executive Officer, the Board has determined that a lead director is not necessary at this time.

Board Committees and Committee Meetings

The Board has established an Executive Committee, a Compensation Committee, an Audit Committee, a Stock Repurchase Committee and the Nominating Committee. The Board has affirmatively determined that each of the members of the Compensation, Audit and Nominating Committees meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards. See “Corporate Governance —Director Independence.”

The Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating Committee. Copies of these charters are available on the Company’s website (http://www.greif.com). See “Corporate Governance — Availability of Corporate Governance Documents.”

The Executive Committee, whose current members are Messrs. Fischer, Gasser, Gunsett and Norton, has the same authority, subject to certain limitations, as the Board during intervals between meetings of the Board. The Executive Committee held seven meetings during the 2012 fiscal year.

The Compensation Committee, whose current members are Messrs. Gunsett, Emkes and Norton and Ms. Hook, is responsible, among other matters, for discharging the Board’s responsibility relating to the compensation of executive officers and directors. This is accomplished by evaluating the compensation, fringe benefits and perquisites provided to the Company’s executive officers and adopting compensation policies applicable to the Company’s executive officers, including the specific relationship of corporate performance to executive compensation and the factors and criteria upon which the compensation of the Company’s Chief Executive Officer and other Named Executive Officers should be based. The Compensation Committee held seven meetings during the 2012 fiscal year.

The Audit Committee, whose current members are Ms. Avril and Messrs. Edwards, Finn and McNamara, is responsible, among other matters, for engaging and, when appropriate, replacing the Company’s independent auditors, reviewing with such auditors the scope and results of their audit, reviewing the Company’s accounting functions, operations and management, considering the adequacy and effectiveness of the internal accounting controls and internal auditing methods, policies and procedures of the Company and overseeing the Company’s enterprise risk management program. The Company’s Board of Directors has determined that Ms. Avril is an “audit committee financial expert,” as that term is defined by applicable SEC regulations. No member of the Audit Committee may simultaneously serve on the audit committee of more than two other publicly traded companies. The Audit Committee held five meetings during the 2012 fiscal year.

The Stock Repurchase Committee, whose current members are Messrs. Fischer, Gasser, Gunsett and McNamara, is responsible for administering the Company’s stock repurchase program. The Stock Repurchase Committee held one meeting during the 2012 fiscal year.

The Nominating Committee, whose current members are Ms. Hook and Mr. Gunsett, is responsible, among other matters, for recommending to the Board a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors. The Board then acts on the Nominating Committee’s recommendations and is responsible for (1) recommending to stockholders a slate of director nominees for election at each annual meeting of the Company’s stockholders and director nominees for election at any other stockholder meeting held for the election of one or more directors and (2) nominating at such meetings those persons it has recommended as director nominees. The Nominating Committee held three meetings during the 2012 fiscal year.

Board’s Role in Risk Management Oversight

Although risk management has always been an integral part of the Company’s business strategy, the Company established a formal enterprise risk management program in 2006. The program was implemented by the Enterprise Risk Committee, a committee established and appointed by, and comprised of, Company management. The enterprise risk management program is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of the Company’s business units, consider whether the risks are acceptable, and approve plans to deal with serious risks. The Board has designated the Audit Committee to oversee the process and improve or guide management’s decisions. Specifically, the Audit Committee:

•	Annually reviews the documented risk management process and recommends such changes as are deemed necessary to provide assurance that the Company has implemented an enterprise risk management process;

•	Evaluates significant risks identified by the Company;

•

Reviews risk philosophy, strategy, policies and processes; and consider reports on risk implementation and communication to help ensure enterprise risk management is a part of the Company’s culture; and

•

Reviews the Company’s risk assessment, both annual and periodic updates, considers the appropriateness thereof, and decides whether or not any risks should be added, deleted or modified, paying particular attention to the Company’s perceived appetite for risk.

The Company provides its feedback on business unit risks during periodic business reviews and strategic planning discussions. Every quarter, the business units identify key risks. That review process includes identifying risks that could prevent achievement of business goals or plans. Additionally, the Company’s internal audit department uses this information to determine whether its audit plans need to be adjusted. In addition to quarterly reviews of business risks in connection with the Company’s periodic disclosures, the Audit Committee reviews on an annual basis detailed reports that assess the strategic, operational, infrastructure and external risks facing the Company to be certain that the Company develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor risks.

Although the Audit Committee oversees the Company’s risk management function and processes, particularly with respect to the overall business, the Audit Committee and other Board committees, consistent with their respective charters, assist the Board in fulfilling its responsibility by coordinating the review of certain other risks within its purview. For example, the Audit Committee also considers risks associated with overall financial reporting, legal compliance and disclosure processes. Audit Committee responsibilities include monitoring the integrity of our internal control processes and assessing management’s steps to manage and report such risk exposures. The Audit Committee considers risk in quarterly and annual reviews of financial statements.

In its role of overseeing the Company’s compensation and benefit practices, the Compensation Committee assesses potential material risks that could result from the design and structure of the Company’s compensation programs. See “Compensation Committee.”

The Nominating Committee is responsible for developing and proposing to the Board corporate governance guidelines and for recommending changes to enhance the Board’s performance and development. The Nominating Committee annually reviews and reassesses risk associated with corporate governance and Board performance and recommends to the Board any changes it deems necessary to the corporate governance guidelines or the Board composition and committee structure to address these risks.

CORPORATE GOVERNANCE

Communications with the Board

The Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chairperson of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chairperson, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet without the Company’s management at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors. These meetings are typically held in conjunction with a regularly scheduled Board meeting and at such other times as necessary or appropriate. The chairpersons of the Company’s Audit Committee, Compensation Committee and Nominating Committee rotate as chairperson of meetings of the non-management directors.

Director Independence

The Board has adopted categorical standards to assist it in making its determination of director independence. Under these standards, a director of the Company will be considered independent unless:

(a) within the preceding three years, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) within the preceding three years, the director or an immediate family member of the director received more than $100,000, during any twelve-month period, in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c) the director or an immediate family member of the director is a current partner of a firm that is the Company’s present internal or external auditor; the director is a current employee of a firm that is the Company’s present internal or external auditor; an immediate family member of the director is a current employee of the Company’s present internal or external auditor and participates in that firm’s audit, assurance or tax compliance practice (excluding tax planning); or the director or an immediate family member of the director was within the preceding three years, but is no longer, a partner or employee of a firm that is the Company’s present internal or external auditor and personally worked on the Company’s audit within that time;

(d) the director or an immediate family member of the director is, or has been within the preceding three years, employed as an executive officer of another company for which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(e) the director is an employee, executive officer, partner (other than a limited partner) or significant equity holder of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues, or an immediate family member of the director is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or 2% of such other company’s consolidated gross revenues;

(f) the director is an executive officer, partner or significant equity holder of another organization that is indebted to the Company, or to which the Company is indebted, and the total amount of indebtedness exceeds 2% of the total consolidated assets of such organization; or

(g) within the preceding three years, the director was an executive officer, trustee or director of a foundation, university or other non-profit or charitable organization receiving grants, endowments or other contributions from the Company, in any single fiscal year, which exceeded the greater of $1.0 million or 2% of such charitable organization’s consolidated gross revenues.

For purposes of the above standards: (i) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b) above; (ii) in applying the test under (e) above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (iii) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; and (iv) a significant equity holder of an organization will normally be considered a stockholder, limited partner or member owning 10% or more of the voting or equity interests in that organization. These categorical standards are also set forth on the Company’s website. See “— Availability of Corporate Governance Documents.”

The Board has determined that Ms. Avril, Mr. Edwards, Mr. Emkes, Mr. Finn, Mr. Gunsett, Ms. Hook, Mr. McNamara and Mr. Norton, a majority of the Company’s directors, are independent under the above categorical standards. These directors are also independent directors under the NYSE listing standards. Mr. Gasser, who recently retired as an employee of the Company, and Mr. Fischer, who is an employee of the Company, are not independent directors under the above categorical standards or the NYSE listing standards. The Board has determined that Mr. Gunsett is independent because legal fees paid to Baker & Hostetler LLP, where Mr. Gunsett is a partner, are not material to the Company or to that firm and that the nature of the relationship has been properly disclosed to the Board. The Company does not anticipate that legal fees paid to Baker & Hostetler LLP will be material in the 2013 fiscal year.

Nomination of Directors

The Nominating Committee will consider individuals recommended by stockholders for membership on the Board. If a stockholder desires to recommend an individual for membership on the

Board, then that stockholder must provide a written notice to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). In order for a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company’s books, and telephone number of the stockholder making the recommendation, including information on the number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at the Company’s next Annual Meeting of Stockholders (or a statement to the effect that no material interest is known to such stockholder).

Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and the Recommendation Notice was received by the Company not less than 60 days nor more than 90 days prior to the date of such meeting; provided, however, if less than 75 days notice or prior public disclosure of the date of a stockholders’ meeting is given or made to stockholders, then, in order to be timely received, the Recommendation Notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice of the date of the stockholders’ meeting was mailed or such public disclosure was made.

The Nominating Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

In the event that the Nominating Committee, the Board, the Chairman or the Chief Executive Officer identifies the need to fill a vacancy or to add a new member to fill a newly created position on the Board with specific criteria, the Nominating Committee initiates a search process and keeps the Board apprised of progress. The Nominating Committee may seek input from members of the Board, the Chairman, the Chief Executive Officer and other management or hire a search firm when appropriate. In addition, as a matter of policy, the Nominating Committee will consider candidates for

Board membership recommended by stockholders. The initial candidate or candidates, including anyone recommended by a stockholder, who satisfy the specific criteria for Board membership and otherwise qualify for membership on the Board, are then reviewed and evaluated by the Nominating Committee; the evaluation process for candidates recommended by stockholders is not to be different. The Nominating Committee is to maintain and update a list of candidates recommended from all sources. The Nominating Committee will then determine the Nominating Committee member or Board member or other person involved in the process (such as a search firm) who will make the initial contact with the prospective candidate or candidates. The Chairman and/or the Chief Executive Officer and at least one member of the Nominating Committee will interview the identified candidate or candidates. Based on the interviews and all other information available to the Nominating Committee, the Nominating Committee will meet to consider and approve a final candidate or candidates, as the case may be. The Nominating Committee then will make its recommendation to the Board.

Availability of Corporate Governance Documents

The Board has adopted the following corporate governance documents with respect to the Company (the “Corporate Governance Documents”):

•	Corporate Governance Guidelines of the Board;

•	Code of Business Conduct and Ethics for directors, officers and employees (which is available in several different languages);

•	Code of Ethics for Senior Financial Officers;

•	Stock Ownership Guidelines applicable to directors, officers and other key employees;

•	Charter for the Audit Committee;

•	Charter for the Nominating and Corporate Governance Committee;

•	Charter for the Compensation Committee; and

•	Independence Standards for Directors.

Each of the Corporate Governance Documents is posted on the Company’s website at www.greif.com under “Investor Center — Corporate Governance.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 20, 2012, with respect to the only persons known by the Company to be the beneficial owners of more than 5% of the Class B Common Stock, the Company’s only class of voting securities. This information is based upon the filings of such persons with the Securities and Exchange Commission.

Name and Address	Class of Stock	Type of Ownership	Number of Shares	Percent of Class
Virginia D. Ragan 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	See (1) below	3,807,488	17.2%
Mary T. McAlpin 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	See (2) below	3,324,897	15.0%
Judith D. Hook 65 East State Street Suite 2100 Columbus, Ohio 43215	Class B	See (3) below	3,036,935	13.7%
Patricia M. Dempsey 12781 NE 72nd Boulevard Lady Lake, Florida 32162	Class B	See (4) below	3,008,130	13.6%
Nob Hill Fiduciary Company 100 West Liberty Street, 10th Floor Reno, Nevada 89501	Class B	See (5) below	2,150,360	9.7%
Daniel J. Gunsett 65 East State Street Suite 2100 Columbus, OH 43215	Class B	See (5) below	2,153,360	9.7%
Nob Hill Trust c/o Nob Hill Fiduciary Company, Trustee 100 West Liberty Street, 10th Floor Reno, Nevada 89501	Class B	Record and Beneficially(6)	2,127,026	9.6%

(1)	Includes shares held by Ms. Ragan (A) as trustee under her revocable and grantor retained annuity trusts (3,259,014 shares), and (B) as trustee of a family trust (23,334 shares). Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.

(2)	All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.

(3)	Includes shares held by Ms. Hook (A) as trustee under her revocable and grantor retained annuity trusts (2,801,741 shares), and (B) as trustee of a charitable lead annuity trust and as trustee of a family trust (235,194 shares).

(4)	All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.

(5)	Nob Hill Fiduciary Company is the sole trustee of the Nob Hill Trust and a related family trust, having been appointed as the successor trustee of these trusts on December 29, 2011. The Board of Directors of Nob Hill Fiduciary Company has authorized the Secretary of Nob Hill Fiduciary Company to vote the shares of Class B Common Stock held in each of these trusts. Daniel J. Gunsett is the current Secretary of Nob Hill Fiduciary Company and, as such, may be considered as beneficially owning the shares of Class B Common Stock held in each of these trusts. In addition to the shares of Class B Common Stock held in each of these trusts, Mr. Gunsett individually owns 3,000 shares of Class B Common Stock. See also Footnote (6).

(6)	Includes 1,500,000 shares that have been pledged as security for a loan.

The following table sets forth certain information, as of December 20, 2012, with respect to the Class A Common Stock and Class B Common Stock (the only equity securities of the Company) beneficially owned, directly or indirectly, by each director, nominee for director and each Named Executive Officer:

	Title and Percent of Class(1)(2)(3)
Name	Class A		%
Vicki L. Avril	14,511		*
Bruce A. Edwards	11,511		*
Mark A. Emkes	10,001		*
John F. Finn	10,001		*
David B. Fischer	41,568		*
Michael J. Gasser	250,090		1.0%
Daniel J. Gunsett	20,805		*
Judith D. Hook	30,753	(4)	*
Gary R. Martz	47,702		*
John W. McNamara	4,972	(5)	*
Robert M. McNutt	14,405	(6)	*
Patrick J. Norton	32,511		*
Ivan Signorelli	38,293		*

	Title and Percent of Class(1)
Name	Class B		%
Vicki L. Avril	—		*
Bruce A. Edwards	—		*
Mark A. Emkes	—		*
John F. Finn	—		*
David B. Fischer	—		*
Michael J. Gasser	23,796		*
Daniel J. Gunsett	2,153,360	(7)	9.7%
Judith D. Hook	3,036,935	(8)	13.7%
Gary R. Martz	600		*
John W. McNamara	90,230	(5)(9)	*
Robert M. McNutt	1,850		*
Patrick J. Norton	—		*
Ivan Signorelli	—		*

*	Less than one percent.

(1)	Except as otherwise indicated below, the persons named in the table (and their spouses, if applicable) have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock, as the case may be, owned by them.

(2)	This table includes shares of Class A Common Stock subject to current exercisable options, or options exercisable within 60 days of December 20, 2012, granted by the Company under certain stock option plans, for the following directors and Named Executive Officers: Ms. Avril — 4,000; Mr. Gasser — 72,981; Mr. Gunsett — 8,000; Ms. Hook — 8,000; Mr. Martz —12,000; and Mr. Signorelli — 7,000.

(3)	This table includes restricted shares of Class A Common Stock that have been awarded to directors under the Company’s 2005 Outside Directors Equity Award Plan, including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 20, 2012, was as follows: Ms. Avril — 8,805 shares; Mr. Edwards — 8,805 shares; Mr. Emkes — 8,001 shares; Mr. Finn — 8,001 shares; Mr. Gunsett — 4,972 shares; Ms. Hook — 4,972 shares; Mr. McNamara — 4,972 shares; and Mr. Norton — 10,511 shares. See also “Compensation Discussion and Analysis — Director Compensation Arrangements.”

(4)	Includes shares of Class A Common Stock held by Ms. Hook (A) as trustee under her revocable trust and a Dempsey family trust (13,948 shares), (B) which may be acquired upon Ms. Hook’s exercise of the stock options as set forth in footnote (2) of this table; and (C) which have been awarded to Ms. Hook under the Company’s 2005 Outside Directors Equity Award Plan (8,805 shares).

(5)	Includes shares of Class A Common Stock which have been awarded to Mr. McNamara under the Company’s 2005 Outside Directors Equity Award Plan (4,972 shares). Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. See prior table for beneficial ownership information regarding Ms. Ragan’s beneficial ownership of shares of Class B Common Stock. Mr. McNamara disclaims beneficial ownership of all shares of Class A Common Stock or Class B Common Stock held by Ms. Ragan.

(6)	Does not include 15,000 shares of Class A Common Stock which, as of December 20, 2012, had not vested under the terms of a restricted stock award to Mr. McNutt.

(7)	Nob Hill Fiduciary Company is the sole trustee of the Nob Hill Trust and a related family trust, having been appointed as the successor trustee of these trusts on December 29, 2011. The Board of Directors and Nob Hill Fiduciary Company has authorized the Secretary of Nob Hill Fiduciary Company to vote the shares of Class B Common Stock held in each of these trusts. Daniel J. Gunsett is the current Secretary of Nob Hill Fiduciary Company and, as such, may be considered as beneficially owning the shares of Class B Common Stock held in each of these trusts. Includes shares of Class B Common Stock held by Mr. Gunsett (A) as a result of his position as the Secretary of Nob Hill Fiduciary Company (2,150,360 shares), and (B) individually (3,000 shares). For the Nob Hill Trust, 1,500,000 shares have been pledged as security for a loan.

(8)	Includes shares of Class B Common Stock held by Ms. Hook (A) as trustee under her revocable and grantor retained annuity trusts (2,801,741 shares), and (B) as trustee of a charitable lead annuity trust and as trustee of a family trust (235,194 shares).

(9)	Includes shares of Class B Common Stock held by Mr. McNamara (A) as trustee of a family trust (57,900 shares), and (B) as trustee of a voting trust (32,330 shares).

The Class A Common Stock has no voting power, except when four quarterly cumulative dividends upon the Class A Common Stock are in arrears and in certain other limited circumstances.

The following table sets forth the equity securities beneficially owned by all directors and executive officers, including the named executive officers, as a group (21 persons) as of December 20, 2012:

Title of Class of Stock	Amount Beneficially Owned	Percent of Class
Class A Common Stock(1)(2)(3)	599,245	2.4%
Class B Common Stock	5,307,371	24.0%

(1)	Includes 116,981 shares subject to currently exercisable options or options exercisable within 60 days of December 20, 2012, granted by the Company under certain stock option plans.

(2)	Includes 59,039 shares of Class A Common Stock held in a rabbi trust for the benefit of directors as of December 20, 2012. These shares were awarded to directors under the Company’s 2005 Outside Directors Equity Award Plan and their receipt was deferred under the terms of the Directors Deferred Compensation Plan.

(3)	Does not include 15,000 shares of Class A Common Stock which, as of December 20, 2012, had not vested under the terms of a restricted stock award to Mr. McNutt.

EXECUTIVE OFFICERS OF THE COMPANY

The following information relates to executive officers of the Company (elected annually):

Name	Age(1)	Positions and offices	Year first became executive officer
David B. Fischer	50	President and Chief Executive Officer	2004
Gary R. Martz	54	Executive Vice President, General Counsel and Secretary, and President, Soterra LLC (subsidiary company)	2002
Karen P. Lane	64	Senior Vice President, People Services and Talent Development	2007
Robert M. McNutt	52	Senior Vice President and Chief Financial Officer	2011
Ivan Signorelli	60	Senior Vice President and Group President, RIPS — EMEA and Asia, Fustiplast and EarthMinded LCS	2005
Nadeem S. Ali	43	Vice President and Treasurer	2012
Kenneth B. Andre, III	47	Vice President and Corporate Controller	2006
Addison P. Kilibarda	48	Vice President and Group President, RIPS — Americas, CLCM, Delta & GPA	2011
Douglas W. Lingrel	49	Vice President and Chief Information Officer	2010
Michael S. Mapes	35	Vice President and Division President, Flexible Products and Services	2011
Peter G. Watson	56	Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System	2011
Sharon R. Maxwell	63	Assistant Secretary	1997

(1)	As of February 25, 2013, the date for the 2013 Annual Meeting of Stockholders of the Company.

David B. Fischer has served as Chief Executive Officer since November 1, 2011, and as President since 2007. From 2007 until October 2011, he also served as Chief Operating Officer. From 2004 until 2007, Mr. Fischer served as Senior Vice President and Divisional President, Industrial Packaging & Services — Americas, which also included responsibility for Africa. He assumed additional responsibility for Australia and Asia in 2005 and 2006.

Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. Since 2005, Mr. Martz also has served as President of Soterra LLC (subsidiary company). Prior to 2002, and for more than five years, he served as a partner in the law firm of Baker & Hostetler LLP.

Karen P. Lane has served as Senior Vice President, People Services and Talent Development since 2007. Prior to that, and for more than five years, she served as the President of Lane Leadership, LLC, an executive coaching and succession-planning firm located in Columbus, Ohio.

Robert M. McNutt has served as Senior Vice President and Chief Financial Officer since joining the Company in January 2011. From February 2008 until joining the Company, he served as the senior vice president and chief financial officer of Boise, Inc., a manufacturer of paper packaging products and papers. Mr. McNutt served as the vice president of Investor Relations and Public Policy at Boise Cascade from June 2005 until he joined Boise, Inc.

Ivan Signorelli has served as Senior Vice President and Group President, RIPS — EMEA and Asia, Fustiplast and EarthMinded LCS since September 2012. From 2007 to September 2012, Mr. Signorelli served as Divisional President, Industrial Packaging — Europe, Middle East, and Africa.

From 2005 to 2007, Mr. Signorelli served as Senior Vice President, Industrial Packaging — Europe. From 1997 to 2005, Mr. Signorelli served as the Strategic Business Unit Manager of Latin America for Industrial Packaging & Services.

Nadeem S. Ali has served as Vice President and Treasurer since 2012. Prior to that time, and for more than five years, he served as Treasury Director/Financial Controller at Cummins Inc., a manufacturer, distributor and servicer of engines and related technologies.

Kenneth B. Andre, III has served as Vice President and Corporate Controller since 2006, and in that capacity, is the chief accounting officer of the Company. He also served as Chief Information Officer from 2003 to 2009.

Addison P. Kilibarda has served as Vice President and Group President, RIPS — Americas, Container Life Cycle Management, Delta Companies Group and Greif Packaging Accessories since September 2012. From May 2010 to September 2012, he served as Vice President and Division President, Rigid Industrial Packaging & Services — North America. From January 2008 to April 2010, Mr. Kilibarda served as Vice President GBS Worldwide. From August 2005 to December 2007, Mr. Kilibarda served as Vice President and General Manager, Greif Australia and New Zealand.

Douglas W. Lingrel has served as Vice President and Chief Information Officer since February 2009. From 2005 to 2009, Mr. Lingrel served as Vice President, Global Supply Chain Process and Administration.

Michael S. Mapes has served as Vice President and Division President, Flexible Products and Services since February 2011. From June 2010 to January 2011, Mr. Mapes served as Vice President and SBU Manager Flexible Products and Services. From December 2007 to May 2010, Mr. Mapes served as Vice President and General Manager Greif Packaging Accessories. Mr. Mapes also served as Vice President and General Manager Load Securement from August 2006 to November 2007.

Peter G. Watson has served as Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System since September 2012. From January 2010 to September 2012, he served as Vice President and Division President, Paper Packaging & Services. Prior to January 2010 and for more than five years, Mr. Watson served as President of CorrChoice (a division of the company).

Sharon R. Maxwell has served as the Assistant Secretary of the Company for more than five years. She also served as Mr. Gasser’s Executive Assistant for a period of more than five years until Mr. Gasser retired as an officer of the Company on November 1, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons owning more than 10% of a registered class of the Company’s equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during its 2012 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons, other than Virginia D. Ragan, a greater than 10% stockholder, and Judith D. Hook, a director and greater than 10% stockholder, both of whom failed to timely report one transaction which related to the appointment of a successor trustee to replace them as trustees of family trusts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Daniel J. Gunsett, Mark A. Emkes, Judith D. Hook, and Patrick J. Norton served as members of the Company’s Compensation Committee for the 2012 fiscal year. During the 2012 fiscal year, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf, and it anticipates retaining such firm in the 2013 fiscal year. Mr. Gunsett is a partner of Baker & Hostetler LLP. As discussed above in “Corporate Governance,” the Board has determined that Mr. Gunsett is independent under the standards adopted by the Board and current applicable law.

No executive officer of the Company served during the 2012 fiscal year as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

COMPENSATION COMMITTEE

During the 2012 fiscal year, the Compensation Committee members were Daniel J. Gunsett —chairperson, Mark A. Emkes, Judith D. Hook and Patrick J. Norton.

The Compensation Committee’s responsibilities include, among other matters, the following:

•

reviewing and approving the compensation of the Chief Executive Officer and the Company’s other named executive officers to ensure that their compensation is consistent with the Company’s compensation policies and philosophies and does not encourage officers to take unnecessary and excessive risk;

•	reviewing, approving and overseeing the administration of the Company’s equity-based compensation plans;

•

reviewing and discussing with management and, based upon this review and discussion, recommending to the Board of Directors whether the Compensation Discussion and Analysis be included in the Company’s proxy statement; and

•	reviewing and approving compensation programs limited to executive officers and other key employees.

See “Compensation Discussion and Analysis” for the Chief Executive Officer’s role in executive compensation determination.

The Compensation Committee also has a Special Subcommittee on Incentive Compensation (the “Special Subcommittee”) that administers the Company’s Short Term Incentive Plan and the Long Term Incentive Plan. The members of the Special Subcommittee are Patrick J. Norton — chairperson, Mark A. Emkes and Judith D. Hook. These plans, both of which have received stockholder approval, are intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code. All of the members of the Special Subcommittee are “outside directors” as that term is defined in Section 162(m) of the Code.

The Special Subcommittee’s responsibilities for the Short Term Incentive Plan and the Long Term Incentive Plan include, among other matters, the following:

•	selecting participants from among the Company’s executive officers and key employees;

•

at the beginning of a performance period, establishing the performance goals to be achieved and the target amount of the awards to be earned by participants based upon the level of achievement of such performance goals; and

•	after the end of the performance period, certifying the extent to which the performance goals have been achieved and determining the amount of the awards that are payable to participants.

See “Compensation Discussion and Analysis — Elements of Compensation — Short Term Incentive Plan” and “— Long Term Incentive Plan” below for a more detailed discussion of these plans. In addition, for a discussion of the role of the Chief Executive Officer in determining or recommending the amounts or forms of compensation paid to the Company’s executive officers, see the “Compensation Discussion and Analysis” below.

The Compensation Committee also uses an outside compensation consultant, Towers Watson, to provide it with peer group and market information to enable the Compensation Committee to confirm that the Company’s executive compensation is competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. Towers Watson also provides other services for the Company, which raises a potential conflict of interest with respect to both the Compensation Committee’s and the Company’s use of Towers Watson. In addressing the potential conflict, the Compensation Committee considered all of the “independence” factors listed Rule 10c-1(b)(4) of the Exchange Act of 1934 and determined that Towers Watson does not have a conflict of interest that will influence the advice provided by Towers Watson to the Compensation Committee. These factors include the following: the fact that the fees paid by the Company to Towers Watson in the most recent year reviewed totaled less than 0.02% of Towers Watson’s global revenues; the existence and effectiveness of Towers Watson’s consulting protocols and procedures; the lack of business or personal relationships between Towers Watson and the Compensation Committee members and the executive officers of the Company; and the fact that Towers Watson does not own any of the Company’s stock. In addition, the information provided by Towers Watson is used by the Compensation Committee and the Special Subcommittee to provide context for their decision making process and is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers.

The charter for the Compensation Committee is available on the Company’s website located at www.greif.com under “Investor Center — Corporate Governance.” All of the members of the Compensation Committee are independent directors as defined in the NYSE listing standards and meet the categorical standards of independence adopted by the Board. See “Corporate Governance —Director Independence” above. The Compensation Committee and the Special Subcommittee have the authority to hire their own attorneys, compensation consultants and other advisors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis below with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its 2012 fiscal year (the “2012 Form 10-K”).

Submitted by the Compensation Committee of the Board of Directors.

Daniel J. Gunsett, Committee Chairperson

Mark A. Emkes

Judith D. Hook

Patrick J. Norton

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis section is to discuss and analyze the objectives and implementation of our executive compensation programs with respect to our Named Executive Officers set forth in the Summary Compensation Table below. This analysis should be read in conjunction with the compensation related tables that immediately follow this discussion and analysis, as well as with our 2012 Form 10-K. This discussion and analysis was prepared in cooperation with the Company’s Compensation Committee, the members of which have reviewed and conferred with the Company’s management regarding this discussion and analysis.

Compensation Policies and Philosophies

The Company’s compensation policies and philosophies are designed to align compensation with business objectives, performance and stockholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to the long-term success of the Company. As a manufacturer of industrial packaging products, the Company recruits and hires executives from other major manufacturing companies and Fortune 500 companies, and thus we believe our executive compensation program must be competitive in order to attract and retain our executives, including each of the Named Executive Officers. The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for operating profit, cash flow, earnings before interest, tax and depreciation, depletion and amortization and return on net assets.

The Compensation Committee further believes that a portion of each executive’s compensation should be linked to the Company’s short-term and long-term performance. In that regard, the Company has an annual cash incentive bonus plan (the “Short Term Incentive Plan”) that links the annual payment of cash bonuses to the achievement of targeted financial performance goals. See “— Elements of Compensation — Short Term Incentive Plan.” For fiscal year 2012, compensation under the Short Term Incentive Plan was based upon the achievement of targeted return on net assets goals. The Company also has a long term incentive plan (the “Long Term Incentive Plan”) that links the long-term payment of bonuses to the achievement of targeted financial performance goals. See “— Elements of Compensation — Long Term Incentive Plan.” For each of the three-year performance periods ending in fiscal years 2009 through 2013, inclusive, compensation under the Long Term Incentive Plan is based upon the achievement of targeted earnings per share and operating cash flow goals. For both of the three-year performance periods beginning in fiscal years 2012 and 2013 (and ending in fiscal years 2014 and 2015, respectively), compensation under the Long Term Incentive Plan is based upon the achievement of targeted earnings before interest, taxes, depreciation, depletion and amortization. The Long Term Incentive Plan aligns stockholder value with compensation by providing for a portion of the payouts in restricted shares, as well as cash. The Long Term Incentive Plan is also intended to facilitate compliance with the Company’s stock ownership guidelines. See “— Elements of Compensation —Stock Ownership Guidelines” below.

As a result of global economic conditions and economic uncertainty, the Company’s management implemented certain cost-cutting measures for calendar year 2012, including the suspension of (a) salary increases for calendar year 2012, where legally permissible, for all employees, including the Named Executive Officers, but excluding certain production and other hourly employees and employees in countries with high rates of inflation and (b) matching contributions in the 401(k) plan of the Company except as required by collective bargaining agreements. In July 2012, a 3% salary increase was instituted for all salaried employees that did not receive salary increases at the beginning of 2012, including the Named Executive Officers except for Messrs. Fischer and Gasser, for the remainder of calendar year 2012 and matching contributions in the Company’s 401(k) plan were reinstated.

During 2012, management of the Company, with the assistance of Towers Watson, an outside compensation consultant, performed an assessment of the risks associated with the Company’s incentive plans and determined that such plans are not reasonably likely to have a material adverse effect on the Company.

CEO’s Role in Executive Compensation Determinations

Our Chief Executive Officer reviews the performance of each Named Executive Officer (other than himself) on an annual basis. Mr. Fischer was our Chief Executive Officer for the 2012 fiscal year. After completing his performance review, the Chief Executive Officer makes recommendations to the Compensation Committee on the amount of each such Named Executive Officer’s base salary for the upcoming calendar year and on award opportunities with respect to the Short Term Incentive Plan for the upcoming fiscal year and the Long Term Incentive Plan for the prospective three-year performance period. The Chief Executive Officer makes his recommendations based on his subjective review of pre-established categories of executive performance for each Named Executive Officer, as approved by the Compensation Committee and as discussed under “2012 Performance Reviews of the Chief Executive Officer and Other Named Executive Officers” below. The Compensation Committee establishes base salaries for the Named Executive Officers after reviewing and discussing the Chief Executive Officer’s recommendations with him, and the Special Subcommittee, which administers the Short Term Incentive Plan and the Long Term Incentive Plan, establishes award opportunity levels under those plans.

Peer Group Review

As stated above, the Company understands that to accomplish its objectives, including keeping its executive talent, it needs to pay competitive compensation. As a result, the Compensation Committee periodically, but at least annually, reviews comparable positions in the market to confirm that the compensation paid to the Company’s Chief Executive Officer and other Named Executive Officers remains competitive. For the 2012 fiscal year, the Compensation Committee engaged Towers Watson, an outside compensation consultant, to provide it with peer group and market information to enable the Compensation Committee to confirm that the Company’s executive compensation was competitive and commensurate with the executive officers’ responsibilities and to provide advice on market trends in executive compensation practices. Towers Watson did not at any time determine or recommend the amount or form of compensation paid to our executive officers, including our Named Executive Officers.

The companies in the peer group were selected by the Compensation Committee based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. The Compensation Committee reviews the peer group compensation in comparison with the Company’s Named Executive Officer compensation levels. The Compensation Committee does not establish targets or benchmarks in assessing peer data in comparison with the Company’s executive compensation, but rather uses peer and other market data to confirm that the Company’s compensation awards are comparable and competitive with peer and market data. For the 2012 fiscal year, the Company’s peer group consisted of the following companies:

AptarGroup, Inc.	Owens-Illinois, Inc.
Armstrong World Industries, Inc.	Packaging Corporation of America
Avery Dennison Corp.	Rock-Tenn Co.
Ball Corp.	Sealed Air Corp.
Bemis Co. Inc.	Silgan Holdings, Inc.
Crown Holdings, Inc.	Sonoco Products Co.

Graphic Packaging Corp.	USG Corporation
MeadWestvaco Corp.	Valmont Industries
Owens Corning	Vulcan Materials Company

Elements of Compensation

During the 2012 fiscal year, the key elements of the Company’s compensation package were base salary, cash awards under the Short Term Incentive Plan, a combination of cash and restricted stock awards under the Long Term Incentive Plan, retirement benefits under various Company sponsored pension plans, deferred cash awards under a deferred compensation plan and a supplemental executive retirement plan (the “SERP”) or a defined contribution supplemental executive retirement plan (the “DC SERP”). The Company also offers annual physical health exams as a perquisite and other benefits to its Named Executive Officers, such as a 401(k) plan available to all U.S. employees that provides eligible participants with a variety of investment choices, including a Company stock fund. One of our Named Executive Officers is on an expatriate assignment in Europe where other perquisites are typically offered, see “— Perquisites” below and footnote (6) of the “Summary Compensation Table.”

The Compensation Committee uses tally sheets for the Chief Executive Officer and each of the other Named Executive Officers to review total compensation and each of the elements of compensation. These tally sheets typically contain the following information: current base salary; the Short Term Incentive Plan payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; the Long Term Incentive Plan payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the SERP or the DC SERP, as applicable; the value of the Company’s perquisites (discussed below); and the value of any unexercised stock options. Tally sheets are used by the Compensation Committee to ensure that it has access to a comprehensive summary of each Named Executive Officer’s total compensation, or potential total compensation, as the Compensation Committee makes compensation decisions for the next calendar year. The Compensation Committee’s final determinations regarding one element of compensation are independent of the other elements of compensation and do not affect decisions regarding those other elements of compensation, other than to the extent that awards under the Short Term Incentive Plan and the Long Term Incentive Plan are calculated by using a percentage of base salary. Further, the base salaries are also compared to the compensation levels of other executive officers having equivalent responsibility within the Company for internal fairness purposes.

Base Salary

As a result of global economic conditions and economic uncertainty, at the beginning of the 2012 calendar year, the Company’s management implemented certain cost-cutting measures, including the suspension of salary increases for 2012, where legally permissible, for all employees, including the Named Executive Officers, but excluding certain production and other hourly employees and employees in countries with high rates of inflation. The Company’s management approved a 3% salary increase effective in July 2012 for certain salaried employees that did not receive salary increases at the beginning of 2012, and the Compensation Committee approved a similar increase for the Named Executive Officers for the remainder of calendar year 2012, other than Mr. Signorelli whose increase was effective in October 2012 and Messrs. Fischer and Gasser who did not receive an increase.

For the 2013 calendar year, the base salaries for the Chief Executive Officer and each of the other Named Executive Officers is based upon the scope of their responsibilities and an assessment of each of their contributions towards the Company’s success. In addition, each Named Executive Officer’s base salary was impacted by his performance during the prior twelve-month period against the criteria described below in “2012 Performance Reviews of Chief Executive Officer and Other Named Executive Officers,” as reviewed by the Compensation Committee and recommended by Mr. Fischer (for each

Named Executive Officer other than himself). The base salaries were also compared to the compensation levels of other executive officers having equivalent responsibility at the peer group companies to confirm that the base salaries were competitive with the market. In making his base salary recommendations for calendar year 2013, Mr. Fischer noted the following factors for the performance of each of the Named Executive Officers during the prior calendar year: for Mr. McNutt, during a time of economic instability, he strengthened the Company’s balance sheet by significantly reducing debt, his focus on managing cash and working capital resulted in achieving record free cash flow and a year over year reduction in working capital of greater than 40%; for Mr. Martz, his insight and counsel continues to guide the Company in integrating previous acquisitions and through the increasingly complex regulatory environment faced by the Company, and he performed at an extremely high level in directing the Company’s land management segment; and for Mr. Signorelli, his leadership and guidance continues to lead our European business through an incredibly challenging economic environment and he will be called upon to do even more in his relatively new role as a Group President.

For calendar year 2013, the Compensation Committee approved the following salary increases for each of the Named Executive Officers: for Mr. Fischer, an 11.8% increase; for Mr. McNutt, a 4.3% increase; for Mr. Martz, a 3.3% increase; and for Mr. Signorelli, a 6.1% increase. Mr. Gasser retired from his position as Executive Chairman on November 1, 2012, and is no longer an employee of the Company. Accordingly, he will no longer receive a salary from the Company but will continue as Chairman of the Board.

Short Term Incentive Plan

The Short Term Incentive Plan is intended to provide short-term incentive compensation to participants, which, consistent with our compensation objectives, is linked to the profitability of the Company’s businesses during each fiscal year. The Short Term Incentive Plan, which has received stockholder approval, is also intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. See “— Tax Considerations Affecting Compensation Decisions” below.

The Special Subcommittee administers the Short Term Incentive Plan. Among other matters, the Special Subcommittee approves participants for the Short Term Incentive Plan from among the Company’s executive employees and determines the performance goals, target amounts, award opportunities and other terms and conditions of awards under the Short Term Incentive Plan. Awards under the Short Term Incentive Plan consist of cash amounts payable upon the achievement, during a specified performance period, of specified objective performance goals. At the beginning of a performance period for a given award, the Special Subcommittee establishes the performance goals, award opportunity and the target amount of the award which will be earned by the Named Executive Officers if the performance goals are achieved in full, together with any lesser or greater amount that will be earned if the performance goals are only partially achieved or exceeded. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals are achieved and determines the amount of the award that is payable.

Consistent with prior years, the Short Term Incentive Plan’s 2012 fiscal year financial performance goals were based, and its 2013 fiscal year financial performance measures will be based, upon the achievement of targeted measures of return on net assets (“RONA”), subject to such adjustments that the Special Subcommittee determines to be necessary to reflect accurately the RONA of the Company and/or one or more operating groups of the Company on the award date. The Special Subcommittee originally chose RONA as the measure for the Short Term Incentive Plan because it believed this metric to be the best measure of current profitability supporting growth. For fiscal years 2010, 2011 and 2012, the targeted measure of RONA for all Named Executive Officers was based completely on corporate performance except with respect to Mr. Signorelli. For fiscal year 2012, and consistent with the preceding two years, Mr. Signorelli’s award was based 50% on corporate performance and 50% on the performance of the Rigid Industrial Packaging & Services business in Europe, the Middle East and Africa.

No incentive bonus is paid if the RONA calculation is below the threshold established for that specific performance period, using the formula for the calculation as stated in the Short Term Incentive Plan (see the Summary Compensation Table and Grants of Plan-Based Awards Table below for information on the plan formula). For fiscal year 2012, the threshold RONA calculation was 10.4%. Achievement of the applicable threshold RONA calculation would result in a 50% payout of each individual Named Executive Officer’s award potential. For Mr. Gasser the award potential was 120% of his base salary, for Mr. Fischer the award potential was 100% of his base salary, for each of Messrs. McNutt and Martz the award potential was 60% of his base salary, and for Mr. Signorelli the aggregate award potential was 55% of his base salary. For fiscal year 2013, the corporate threshold RONA calculation is 9.0%. Achievement of the threshold RONA calculation would result in a 50% payout of each individual Named Executive Officer’s award potential. For Mr. Fischer the award potential will be 110% of his base salary, for Messrs. McNutt and Martz the award potential will be 60% of their respective base salaries, and for Mr. Signorelli, the aggregate award potential will be 55% of his base salary. Mr. Gasser no longer participates in the Short Term Incentive Plan due to his retirement as an employee of the Company.

Under the Short Term Incentive Plan, a target RONA calculation is established for each performance period. Achievement of the target RONA calculation would result in a 100% payout of each eligible individual Named Executive Officer’s award potential. For fiscal year 2012, the corporate target RONA calculation was 13.0%. For fiscal year 2013, the corporate target RONA calculation is 11.6%. Conversely, no additional incentive bonus is paid beyond an established maximum for each performance period. For fiscal year 2012, the maximum award was based on a corporate RONA calculation of 15.6%. For fiscal year 2012, achievement of the maximum RONA calculation would result in a 200% payout of each individual Named Executive Officer’s award potential. For fiscal year 2013, the established maximum corporate RONA calculation is 15.9%. Achievement of the maximum RONA calculation in fiscal year 2013 would result in a 200% payout of each individual Named Executive Officer’s award potential. Under the Short Term Incentive Plan, the maximum payment that could be paid to any participant during any twelve-month period is $2.0 million. The Special Subcommittee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period.

Long Term Incentive Plan

The Long Term Incentive Plan is intended to focus management on the key measures that drive superior performance over the longer-term. The Long Term Incentive Plan, which has received stockholder approval, is also intended to provide participants with incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code. See “— Tax Considerations Affecting Compensation Decisions” below.

The Special Subcommittee administers the Long Term Incentive Plan. Employees of the Company who are designated by the Special Subcommittee as “key employees” are eligible to participate and receive awards under the Long Term Incentive Plan. Specifically, the Long Term Incentive Plan is based on three-year performance periods that commence at the start of every fiscal year. At the beginning of each three-year performance period, the Special Subcommittee selects and establishes the award opportunity for each Named Executive Officer based on the Special Subcommittee’s subjective review and reasoned business judgment, based in part on the recommendation of the Chief Executive Officer, of his or her scope of responsibility and historical performance and the performance goals for that three-year performance period which, if met, will entitle the executive to the payment of the incentive compensation award.

For each three-year performance period commencing prior to November 1, 2011, the performance goals were based in equal parts on targeted levels of “earnings per share” and “operating cash flow.” These two metrics were originally chosen by the Special Subcommittee because it believed that in the aggregate they best measured long-term growth and the creation of shareholder value. For the purposes of the Long Term Incentive Plan, “earnings per share” for a performance period are subject to adjustments determined by the Special Subcommittee as necessary to reflect accurately the earnings per share of the Company at the award date. For the purposes of the Long Term Incentive Plan, “operating cash flow,” means the Company’s net cash provided by operating activities for the performance period, subject to adjustments determined by the Special Subcommittee as necessary to reflect accurately the operating cash flow of the Company at the grant date. For the three-year performance periods commencing on and after November 1, 2011, the performance goals are based on targeted levels of earnings before interest, taxes, depreciation, depletion and amortization. This measure was chosen because the Special Subcommittee believes it is the one most aligned with current analyses for maximizing shareholder value.

For each performance period, participants are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90 day period preceding the day that the performance criteria for the applicable three-year performance period was established. The Special Subcommittee believes that awarding restricted shares in lieu of cash better aligns the interests of the Named Executive Officers and other key employees with the interests of the Company’s stockholders and facilitates compliance with the stock ownership guidelines by participants. See “Stock Ownership Guidelines” below. All restricted stock issued pursuant to the Long Term Incentive Plan is fully vested on the date of issuance, with a restriction on the sale or transfer of the restricted shares within a prescribed time period determined by the Special Subcommittee (typically one year and one day from the date of issuance).

The Special Subcommittee may establish a range of performance goals which correspond to, and will entitle participants to receive, various levels of awards based on percentage multiples of the “target incentive award,” which is the incentive compensation amount to be paid to participants when the performance criteria designated as the “100% award level” is met. The Special Subcommittee establishes the target incentive award for each participant based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. Under the Long Term Incentive Plan, each range of performance goals may include levels of performance above and below the 100% performance level, ranging from a minimum of 0% to a maximum of 200% of the target incentive award. The Special Subcommittee may also establish a minimum level of performance goal achievement below which no awards are paid to any participant. For the three-year performance periods commencing in fiscal years 2010, 2011 and 2012, the minimum level of performance goal achievement is 33% of the target award.

After the performance goals are established, the Special Subcommittee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant). The established award opportunities vary in relation to the scope of responsibilities of each participant and historical performance.

For the three-year period that ended in fiscal year 2012, the threshold calculation for the three-year cumulative “earnings per share” metric component was $11.09, the achievement of which would result in a 33% payout of each individual Named Executive Officer’s award potential, and the threshold calculation for the three-year cumulative “operating cash flow” metric component was $774 million, the achievement of which would result in a 33% payout of each individual Named Executive Officer’s award potential. For this period, for Mr. Gasser the award potential was 325% of his base salary, for Mr. Fischer the award potential was 175% of his base salary, for Mr. McNutt the award potential was 150% of his base salary (subject to a proration equal to two-thirds of the calculated award), and for Messrs. Martz and Signorelli the award potential was 120% of their respective base salaries. Under the Long Term Incentive Plan for the three year periods ending on or before October 31, 2013, a target “earnings per share” and a target “operating cash flow” was established for each performance period the achievement of which would result in a 100% payout for that component of each individual Named Executive Officer’s award potential. For the three-year period that ended in fiscal year 2012, the three-year cumulative target earnings per share calculation was $13.05 and the three-year cumulative target operating cash flow was $889 million. Conversely, no additional incentive bonus is paid beyond an established maximum for each three-year performance period. For the three year period that ended in fiscal year 2012, the maximum award was based on $15.66 for the “earnings per share” metric component and $1,041 million for the “operating cash flow” metric component, the achievement of each of which would result in a 150% payout for that component of each individual Named Executive Officer’s award potential. The Special Subcommittee established the threshold number as being realistic to achieve and the maximum as being difficult to achieve for this performance period.

Confidentiality — The Company’s “earnings per share,” “operating cash flow” and “earnings before interest, taxes, depreciation, depletion and amortization” performance goals, as the case may be, used in the Long Term Incentive Plan for each of the three year periods ending in fiscal year 2013, 2014 and 2015 are not included in this Compensation Discussion and Analysis section because the Company believes that disclosure of this information would cause the Company substantial competitive harm. In the rigid industrial packaging and the flexible packaging segments of the Company’s business, which account for over three-quarters of the Company’s revenues, the Company’s competitors are mostly privately-held companies that generally do not disclose their financial information, executive salaries and other key information to the public. Although the Company provides earnings guidance to investors, the Company attempts to incentivize key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries. The Company does not provide guidance regarding its earnings per share or operating cash flow. Consequently, the public disclosure of the prospective targets and ranges of earnings per share, operating cash flow and earnings before interest, taxes, depreciation, depletion and amortization under our Long Term Incentive Plan would cause substantial competitive harm because, among other matters, the Company would be disclosing to its competitors the long-term bonus structure of its Named Executive Officers and other key employees and would be providing competitors with the Company’s anticipated level of earnings and cash flow for the next three years, which could provide significant insight into the Company’s corporate initiatives and activities, including merger and acquisition activities and other growth plans. Furthermore, because the Company’s significant competitors in the rigid industrial packaging and the flexible packaging segments do not make similar disclosures, the Company’s detailed disclosure of targeted earnings per share, operating cash flows and earnings before interest, taxes, depreciation, depletion and amortization gives a competitive advantage to its competitors.

For purposes of illustration and to provide context to our stockholders regarding the difficulty our Named Executive Officers face in achieving these performance targets, the percent of the target goal achieved for each performance target for each of the three year periods ending in the last three fiscal years is set forth below:

Fiscal Year	Earnings per Share		Operating Cash Flow
	Target Goal Achieved (%)	Maximum of Target Goal Achievable (%)	Target Goal Achieved (%)	Maximum of Target Goal Achievable (%)
2012	0	150	90	150
2011	150	150	0	150
2010	81	150	0	150

Retirement and Deferred Compensation Plans

Pension Plan

The Greif, Inc. Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit plan meeting the requirements of Section 401(a) of the Internal Revenue Code. The Pension Plan is designed to provide benefits to those employees hired in the United States prior to November 1, 2007 who have long and continuous service before retirement. All eligible Named Executive Officers are able to participate in the 35% final average earnings benefit structure under the Pension Plan. Due to his date of hire, Mr. McNutt is not eligible to participate in the Pension Plan. Mr. Signorelli is also not eligible to participate in the Pension Plan, although he is a participant in other pension plans of the Company for non-U.S. employees. The Pension Plan provides for a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the Pension Plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest years of compensation, capped at Internal Revenue Code limits) by 35% and the number of years of service and divided by 12 months. Participants are 100% vested in the Pension Plan once they have been credited with five years of service with the Company. Thus, Messrs. Gasser, Fischer and Martz are 100% vested in the Pension Plan. Once a participant is 100% vested, the participant will have earned a nonforfeitable right to a benefit under the Pension Plan. Benefits commence at the later of age 65 or five years vested in the Pension Plan. The Pension Plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service.

Mr. Signorelli participates in pension plans sponsored by subsidiaries of the Company in Brazil and the Netherlands, respectively. These pension plans provide benefits to Mr. Signorelli upon his reaching the normal retirement age under the plans, which is 60 and 65, respectively. Mr. Signorelli is 100% vested in each of the pension plans and has earned a nonforfeitable right to benefits under the plans. The Brazilian pension plan offers early retirement benefits at age 55 with a required 10 years of service. Mr. Signorelli’s Netherlands pension plan does not offer early retirement benefits.

Supplemental Executive Retirement Plans

The SERP provides benefits for a select group of executives, including each of the Named Executive Officers that also participates in a Company sponsored pension plan. The benefit from applicable pension plans and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive’s highest three-year average compensation of the last five years worked by the executive and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the Short Term Incentive Plan, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” for purposes of the SERP is age 65, except in the case of Mr. Gasser for whom it is 62. Vesting under the SERP requires 10 years of service or the attainment of the normal retirement age with at least five years of service. Mr. Gasser will begin receiving benefits under the SERP in 2013 due to his retirement as an employee of the Company on November 1, 2012.

Mr. McNutt, who does not participate in the Pension Plan, participates in the DC SERP. Under this plan, each year the Company accrues a pay credit into an account in an amount equal to 17.5% of Mr. McNutt’s annual Compensation as his future retirement benefit. “Compensation” for purposes of the DC SERP includes base salary and payments under the Short Term Incentive Plan. This account is also credited annually with interest based on the discount rate used under the Pension Plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65 with at least five years service. Upon vesting, Mr. McNutt is entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years.

Defined Contribution/401(k) Plan

The Company maintains a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its U.S. employees. The 401(k) plan is available on the same terms to all of our U.S. employees, including our Named Executive Officers who are U.S. employees. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, the Company has the option to match a participant’s contributions to the 401(k) plan. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as company-matching contributions is subject to vesting as provided by the 401(k) Plan.

As a result of global economic conditions and economic uncertainty at the beginning of the 2012 calendar year, the Company’s management implemented certain cost-cutting measures, including the suspension of the Company’s matching of participant contributions to the 401(k) plan of the Company except as required by collective bargaining agreements. In July 2012, the Company match was reinstituted.

Nonqualified Deferred Compensation Plan

The Company has a nonqualified deferred compensation plan for the Company’s executive officers, including each of the Named Executive Officers, that allows them to defer income into a nonqualified plan. This plan is compliant with the regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code and provides a vehicle for the executives to defer amounts higher than the IRS limits established for qualified plans. The Company may provide a match on any compensation deferred by the Named Executive Officers equivalent to the match that would have been made in the qualified plan, but for such limits on the amount that could be contributed under the qualified plan; the Company to date has not done so. The Company can also choose to make discretionary contributions into each officer’s account, which the Company to date has elected not to do. Base salary, Short Term Incentive Plan and Long Term Incentive Plan payments are all eligible for deferral into this plan. There are no limits on the amounts of compensation eligible for deferral. For example, an executive officer may defer 100% of his or her compensation.

The deferred compensation and Company match (and Company contributions, if any) are deposited into a rabbi trust to protect and segregate the funds. Deferred funds are invested in the same range of investment options as are available in the Company’s qualified 401(k) plan.

Each year each Named Executive Officer makes an election whether or not to participate in the plan and at what level he or she wishes to defer. The executive also chooses the investment fund in which he or she wants the funds to be invested. In addition, the executive chooses the schedule on which these funds are to be distributed to them or their beneficiary upon retirement or death.

Perquisites

In addition to the compensation described above, the Company administers a health and wellness program for its executive officers, including its Named Executive Officers, which includes yearly general physical exams. The Company offers no other perquisites to its Named Executive Officers who work in the United States of America. Mr. Signorelli, who is based in Europe, is provided with a car in accordance with customary local practice as well as benefits customarily provided to employees on expatriate assignments, including a foreign service allowance and certain housing benefits.

Stock Ownership Guidelines

In order to better align the interests of the executive officers and key employees of the Company and stockholders of the Company, the Board of Directors of the Company believes that executive officers and key employees should have a financial stake in the Company. In furtherance of the Company’s commitment to sound corporate governance, the Board believes that the President/Chief Executive Officer of the Company should own a minimum of five times his annual base salary in shares of Company common stock, each of the other executive officers of the Company should own a minimum of three times their annual base salary in shares of Company common stock, and each of the other key employees participating in the Long Term Incentive Plan should own a minimum of one times their annual base salary in shares of Company common stock. Beginning the later of January 1, 2011 or five years after initial participation in the Long Term Incentive Plan or the attainment of a position that requires a higher threshold, officers of the Company, including the Chief Executive Officer, are required to retain 100% of their shares of restricted stock awarded under the Long Term Incentive Plan (all of which shares are fully vested upon issuance) until such ownership thresholds have been achieved. The Board of Directors will evaluate whether exceptions should be made in the case of any employee who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements.

Tax Considerations Affecting Compensation Decisions

Section 162(m) of the Code imposes a limit on the amount of compensation that the Company may deduct in any one year with respect to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements. Our Short Term Incentive Plan and Long Term Incentive Plan have both been approved by our stockholders and thus are designed to permit us to receive a federal income tax deduction for the awards made pursuant to the incentive plans. However, we seek to maintain flexibility in compensating our executives, and, as a result, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

In addition, if any of the Company’s “covered employees” average base salary during the three-year performance period under our Long Term Incentive Plan exceeds by more than 130% such person’s base salary on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period.

2012 Performance Reviews of Chief Executive Officer and Other Named Executive Officers

In December 2012, the Compensation Committee reviewed the performance of Mr. Fischer and the other Named Executive Officers based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with the Company’s compensation policies and philosophies. These performance categories were also reviewed by Mr. Fischer in connection with his recommendations to the Compensation Committee. These categories are as follows:

1.	Financial Performance Results

2.	Strategic Effectiveness and Innovation

3.	Business Management

4.	Talent Management

5.	Personal Effectiveness

As Chief Executive Officer, the Compensation Committee added “Board Relations” as an additional performance category for Mr. Fischer.

Mr. Fischer reviewed each Named Executive Officer (other than himself) based on the above five categories using three criteria — exceeds expectations, meets expectations and needs improvement, as well as using other subjective assessments of performance, and reported his subjective determinations to the Compensation Committee. No single factor was given specific relative weight by Mr. Fischer or the Compensation Committee, but all of the factors were considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee considered the proposed adjustments, if any, to the base salary, Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities for the Named Executive Officers and determined they were at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in the Company’s peer group and market data provided by Towers Watson.

In reviewing Mr. Fischer’s performance as Chief Executive Officer for the 2012 fiscal year, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria — exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating the 2012 fiscal year performance of Mr. Fischer with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Fischer’s performance during the year:

•	His leadership in managing the Company through the challenges presented by the global economic downturn and the integration and rationalization of a number of acquisitions and new product lines;

•	His guidance in achieving record cash flow, significantly reduced debt and an improved debt to equity ratio in a year when the Company focused more on cash flow and EBITDA;

•	His adaptability to restructure management to align with executive talent and create more integration among the Company’s businesses and product lines; and

•	His deep commitment to safety and the Company’s sustainability initiatives.

Compensation of the Chief Executive Officer and Other Named Executive Officers

As indicated above, in December 2012, the Compensation Committee and Special Subcommittee met to review the Company’s goals as they relate to the compensation of the Chief Executive Officer and the other Named Executive Officers in order to establish and formalize the criteria to be used in determining their compensation for the next calendar year.

The Compensation Committee then considered the new base salary and the Special Subcommittee considered the Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities for Mr. Fischer for 2013. As discussed in “Elements of Compensation — Base Salary,” the Company suspended salary increases for substantially all of its employees in calendar year 2012 until July 2012 when a 3% salary increase was implemented for salaried employees, including the Named Executive Officers other than Messrs. Gasser and Fischer. Therefore, Mr. Fischer’s base salary remained at $850,000 during calendar year 2012. The Compensation Committee considered Mr. Fischer’s base salary and increased it to $950,000 for calendar year 2013, an 11.8% increase, based on his performance and believes that this level is comparable with peer group and market data. The Special Subcommittee then considered the Short Term Incentive Plan and Long Term Incentive Plan compensation and award opportunities for Mr. Fischer and determined they were at appropriate levels. For fiscal year 2013, Mr. Fischer’s target award potential under the

Short Term Incentive Plan is 110% of his base salary and his target award potential under the Long Term Incentive Plan for the performance period ending in fiscal years 2013, 2014 and 2015 is 225%, 300% and 330% of his base salary, respectively.

At the December 2012 meeting, the Special Subcommittee certified the extent to which the performance goals under the Short Term Incentive Plan had been achieved for the 2012 fiscal year. The Special Subcommittee certified a RONA calculation for fiscal year 2012 of 10.9%, which resulted in a 60% target payout with respect to corporate RONA to Mr. Fischer, the other eligible Named Executive Officers, and all other participants in the Short Term Incentive Plan. Accordingly, Mr. Fischer was awarded a cash payment of $509,999 under the Short Term Incentive Plan for fiscal year 2012. See “Summary Compensation Table” for the amount of the award to the other Named Executive Officers under the Short Term Incentive Plan for fiscal year 2012.

At the December 2012 meeting, the Special Subcommittee also certified the extent to which the performance goals under the Long Term Incentive Plan had been achieved for the three-year performance period ended in fiscal year 2012. The Special Committee certified that performance targets of 0% for the “earnings per share” metric component and 90% for the “operating cash flow” metric component had been achieved under the Long Term Incentive Plan, which resulted in an aggregate 45% target payout to Mr. Fischer, the other eligible Named Executive Officers, and the other participants in the Long Term Incentive Plan. Accordingly, Mr. Fischer was awarded a cash payment of $271,425 and 4,879 restricted shares of the Company’s Class A stock under the Long Term Incentive Plan for fiscal year 2012. See “Summary Compensation Table” for the amount of the award to the other Named Executive Officers under the Long Term Incentive Plan for fiscal year 2012.

Executive Compensation Advisory Votes

At the 2011 annual meeting of the stockholders of the Company, the holders of Class B Common Stock approved the compensation, as disclosed in the Compensation Discussion and Analysis section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the Company’s definitive Proxy Statement for its 2011 Annual Meeting of Stockholders (the “2011 Proxy Statement”), of the Company’s named executive officers identified therein. In addition, holders of the Class B Common Stock approved an advisory vote on the Company’s executive compensation to its named executive officers every three years until the next required vote on frequency of stockholder votes on executive compensation. In alignment with the shareholder vote, the Company’s Board of Directors determined that it will hold advisory votes on the Company’s executive compensation to its named executive officers in 2014 and again in 2017, at which time it will also hold the next required vote on frequency of stockholder votes on executive compensation.

Summary Compensation Table

The following table sets forth the compensation for the fiscal years ended October 31, 2012, 2011 and 2010 for the Company’s Chief Executive Officer, it’s Chief Financial Officer and it’s three other most highly compensated executive officers (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
David B. Fischer, President and Chief Operating Officer(7)	2012 2011 2010	850,000 615,232 589,428	— — —	202,185 488,299 201,090	— — —	781,424 808,372 714,595	496,634 273,353 223,268	4,705 6,572 3,956	2,334,948 2,191,828 1,732,337

Robert M. McNutt,	2012	474,881	—	79,937	—	281,612	1,340	123,489	961,259
Senior Vice President and Chief Financial Officer(8)	2011 2010	388,654 —	100,000 —	2,070,848 —	— —	266,725 —	— —	3,643 —	2,829,870 —

Michael J. Gasser, Executive Chairman(9)	2012 2011 2010	1,010,000 1,004,617 965,405	— — —	543,817 1,151,484 480,234	— — —	1,457,234 1,830,517 1,592,930	1,405,785 1,165,837 2,653,578	4,705 4,145 6,456	4,421,541 5,156,600 5,698,603

Gary R. Martz, Executive Vice President, General Counsel and Secretary, President, Soterra	2012 2011 2010	479,933 469,774 438,546	— — —	94,193 255,296 105,805	— — —	302,605 418,220 357,460	343,048 332,077 126,421	8,830 6,645 3,956	1,228,609 1,482,012 1,032,188

Ivan Signorelli, Senior Vice President and Group President, RIPS — EMEA and Asia, Fustiplast and EarthMinded LCS(10)	2012 2011 2010	479,994 471,098 467,612	— — —	97,674 109,438 322,936	— — —	302,880 367,163 591,214	611,008 373,855 274,265	121,541 127,475 138,602	1,613,097 1,449,029 1,794,629

(1)	The amounts of base salary for fiscal years 2010, 2011 and 2012 reflect actual amounts paid to the respective Named Executive Officer for each fiscal year ended October 31. As discussed in “Elements of Compensation — Base Salary” above, the Company implements increases on a calendar year rather than a fiscal year basis.

(2)

Amounts represent the restricted share portion of Long Term Incentive Plan awards, as described below (see “— Incentive Compensation Plans”) and as discussed in the “— Elements of Compensation — Long Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal years 2012, 2011, and 2010, respectively, computed in accordance with Accounting Standards Certification (“ASC”) 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in item 8 of the 2012 Form 10-K. Mr. McNutt’s amount for fiscal year 2011 also includes the aggregate grant date fair value, computed in accordance with ASC 718, of 30,000 restricted shares of the Company’s Class A Common Stock awarded to him under the Company’s 2001 Management Equity Incentive and Compensation Plan as part of his compensation package. This amount was determined by multiplying the closing price of the Company’s Class A Common Shares on the grant date ($65.31) by the number of restricted shares granted. Of those shares, 7,500 vested on June 16, 2011, 7,500 vested on January 1, 2012 and the remainder of the awarded shares is scheduled to vest in two installments of 7,500 shares each on January 1, 2013 and 2014, respectively.

(3)	Amounts represent the cash awards earned under the Company’s Short Term Incentive Plan and Long Term Incentive Plan. See “— Elements of Compensation — Short Term Incentive Plan” and “— Long Term Incentive Plan.” The cash awards earned under the Short Term Incentive Plan and the Long Term Incentive Plan for fiscal years 2012, 2011 and 2010 are as follows:

	Short Term Incentive Plan Awards ($)	Long Term Incentive Plan Awards ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
David B. Fischer
2012	509,999	271,425	781,424
2011	422,712	385,660	808,372
2010	513,000	201,595	714,595

Robert M. McNutt
2012	174,276	107,336	281,612
2011	178,600	88,125	266,725
2010	—	—	—

Michael J. Gasser
2012	727,200	730,034	1,457,234
2011	921,120	909,397	1,830,517
2010	1,111,500	481,430	1,592,930

Gary R. Martz
2012	176,130	126,475	302,605
2011	216,600	201,620	418,220
2010	251,370	106,090	357,460

Ivan Signorelli
2012	171,741	131,139	302,880
2011	257,725	109,438	367,163
2010	268,277	322,936	591,214

(4)	Amounts represent the change in the pension value for each Named Executive Officer, including amounts accruing under the Pension Plan, other company pension plans, the SERP and the DC SERP. None of the Named Executive Officers who participate in the nonqualified deferred compensation plan receive preferential or above market earnings. During fiscal year 2012, the Company accrued above market interest with respect to the DC SERP, a nonqualified defined contribution plan, for Mr. McNutt in the amount of $1,340 which equaled the difference between the interest accrued at 4.90% and that which would have accrued at 3.55% (120% of the long term applicable federal rate for October of 2011).

(5)

For Named Executive Officers based in the United States, amounts represent the Company’s match of employee contributions to the 401(k) plan, premiums paid for life insurance and the value of the annual wellness physical paid by the Company to or on behalf of such Named Executive Officers and any pay credits and any non-above market interest accrued with respect to the DC SERP on behalf of such Named Executive Officers during the fiscal years 2012, 2011 and 2010.

For information regarding DC SERP credits, see “— Elements of Compensation — Retirement and Deferred Compensation Plans, Supplemental Executive Retirement Plans.”

	Company Match for 401(k) Plan ($)	Company paid Life Insurance Premiums ($)	Value of Wellness Physical Exams ($)	DC SERP Credit	Total All Other Compensation
David B. Fischer 2012 2011 2010	— 2,377 2,450	2,205 1,695 1,506	2,500 2,500 —	— — —	4,705 6,572 3,956

Robert M. McNutt 2012 2011 2010	4,189 2,450 —	2,205 1,193 —	— — —	117,095 — —	123,489 3,643 —

Michael J. Gasser 2012 2011 2010	— 2,450 2,450	2,205 1,695 1,506	2,500 — 2,500	— — —	4,705 4,145 6,456

Gary R. Martz 2012 2011 2010	4,125 2,450 2,450	2,205 1,695 1,506	2,500 2,500 —	— —	8,830 6,645 3,956

(6)	For Named Executive Officers based outside the United States, amounts represent perquisites such as the provision of a car as well as benefits provided in accordance with the Company’s expatriate plan such as a foreign service allowance and a housing allowance paid by the Company to or on behalf of such Named Executive Officers during the fiscal years 2011, 2010 and 2009.

	Foreign Service Allowance ($)	Housing Allowance ($)	Company Car ($)	Company paid Life Insurance Premiums ($)	Value of Wellness Physical Exams ($)	Total All Other Compensation
Ivan Signorelli
2012	48,623	52,886	16,790	3,242	—	121,541
2011	46,925	54,750	22,383	3,417	—	127,475
2010	46,518	56,460	31,644	3,461	519	138,602

(7)	Mr. Fischer became Chief Executive Officer on November 1, 2011.

(8)	Mr. McNutt became Chief Financial Officer on January 1, 2011.

(9)	Mr. Gasser retired as an employee of the Company on November 1, 2012.

(10)	Mr. Signorelli’s compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.2966, 1.3668 and 1.3843 for 2012, 2011 and 2010, respectively.

Grants of Plan-based Awards

The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal year 2012 to the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David B. Fischer:
Long term	12/14/2011	846,780	2,565,999	5,131,998	—	—	—	—	—	—	—
Short term	12/14/2011	425,000	850,000	1,275,000	—	—	—	—	—	—	—

Robert M. McNutt:
Long term	12/14/2011	241,083	730,555	1,461,110	—	—	—	—	—	—	—
Short term	12/14/2011	145,200	290,400	435,600	—	—	—	—	—	—	—

Michael J. Gasser:
Long term	12/14/2011	1,173,869	3,557,179	7,114,358	—	—	—	—	—	—	—
Short term	12/14/2011	606,000	1,212,000	1,818,000	—	—	—	—	—	—	—

Gary R. Martz:
Long term	12/14/2011	259,812	787,309	1,574,618	—	—	—	—	—	—	—
Short term	12/14/2011	146,700	293,400	440,100	—	—	—	—	—	—	—

Ivan Signorelli:
Long term	12/14/2011	209,901	636,063	1,272,126	—	—	—	—	—	—	—
Short term	12/14/2011	133,713	267,426	401,139	—	—	—	—	—	—	—

(1)	In the 2012 fiscal year, each Named Executive Officer was selected to participate in the Long Term Incentive Plan for the performance period beginning November 1, 2011 and ending October 31, 2014. If the performance goals are achieved for that performance period, then awards will be made based on a percentage of such person’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. However, if such person’s average base salary during the three-year performance period exceeds by more than 130% the base salary of such person on the first day of the performance period, then such person’s average base salary for purposes of calculating the final award will be capped at 130% of such person’s base salary on the first day of the performance period. For the performance period, the threshold and maximum levels are 33% and 200%, respectively, of the target award. Estimated future payouts are based on the Named Executive Officer’s salary as of December 1, 2012, and are to be paid 50% in cash and 50% in restricted shares of the Company’s Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90-day period preceding the day that the performance criteria for the performance period was established. See “— Elements of Compensation — Long Term Incentive Plan.”

(2)	In the 2012 fiscal year, each Named Executive Officer was selected to participate in the Short Term Incentive Plan. Under the Short Term Incentive Plan, threshold, target and maximum levels of each individual Named Executive Officer’s award potential are established for each performance period, based on applicable RONA calculations. For Mr. Gasser the award potential was 120% of his base salary, for Mr. Fischer the award potential was 100% of his base salary, for Messrs. McNutt and Martz the award potential was 60% of their respective base salaries and for Mr. Signorelli the award potential was 55% of his base salary. See “— Elements of Compensation — Short Term Incentive Plan.” The actual payments made to each Named Executive Officer under the Short Term Incentive Plan for 2012 fiscal year is shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Stock-based Compensation

Since 2006, the Company has not issued stock options or made stock awards to its executive officers or employees, other than as a component of the Long Term Incentive Plan or in certain circumstances, as a component of compensation packages offered to attract new key employees. Although it is the Compensation Committee’s current intention to use only the Long Term Incentive Plan for stock-based compensation to executive officers, stock option and stock awards could be granted by the Company’s Compensation Committee under the Company’s 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The 2001 Plan provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that could be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of shares that may be issued under the 2001 Plan during its term for incentive stock options is 5,000,000 shares. The shares of Class A Common Stock subject to the 2001 Plan have been registered under the Securities Act of 1933. No option may be exercised ten years after its grant date. In general, options may not be transferred by the option holder, except that the Compensation Committee may, in its sole discretion, permit transfers by the option holder to his or her spouse, children, grandchildren and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons.

In fiscal year 2011, Mr. McNutt was awarded 30,000 restricted shares of the Company’s Class A common stock under the 2001 Plan as part of his compensation package. Of those shares, 7,500 vested on June 16, 2011, 7,500 vested on January 1, 2012 and the remainder of the awarded shares is scheduled to vest in two installments of 7,500 shares each on January  1, 2013 and 2014, respectively.

Equity Compensation Plan Information(1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(2)	172,811	$19.49		(4)
Equity Compensation Plans Not Approved by Security Holders(3)	8,000	$18.50	156,640

Total	180,811	$19.45

(1)	Information as of October 31, 2012.

(2)	These plans include the 2001 Plan, under which shares of the Company’s Class A Common Stock may be issued, and the Long Term Incentive Plan, under which restricted shares of the Company’s Class A and Class B Common Stock may be issued, and the 2005 Outside Directors Equity Award Plan, under which shares of the Company’s Class A Common Stock may be issued. See “— Elements of Compensation — Long Term Incentive Plan,” “Stock-based Compensation,” and “Director Compensation Arrangements” for a further description of these plans. This information also includes the Company’s incentive stock option plan, which was replaced by the 2001 Plan. Stock options are no longer issued under the incentive stock option plan.

(3)	The Company’s 1996 Directors’ Stock Option Plan and 2000 Nonstatutory Stock Option Plan are the only equity compensation plans that have not been approved by security holders. However, both of these plans have been replaced by other equity plans — the 1996 Directors’ Stock Option Plan by the 2005 Outside Directors Equity Award Plan, and the 2000 Nonstatutory Stock Option Plan by the 2001 Plan, and stock options are no longer issued under these plans (options have not been issued under the 1996 Directors’ Stock Option Plan since 2004 or under the 2000 Nonstatutory Stock Option Plan since 2000). Under these stock option plans, directors (in the case of the 1996 Directors’ Stock Option Plan) and employees (in the case of the 2000 Nonstatutory Stock Option Plan) received grants of nonstatutory options (i.e., options not intended to qualify for special tax treatment under the Internal Revenue Code) to purchase shares of the Company’s Class A Common Stock. Options were granted only at exercise prices that were equal to the market value of the Class A Common Stock on the date of grant. Options must be exercised within ten years after their grant date. The shares of Class A Common Stock subject to each of these stock option plans have been registered under the Securities Act of 1933.

(4)	The number of shares of Class A Common Stock remaining available for future issuance under the 2005 Outside Directors Equity Award Plan was 89,618 shares. The Long Term Incentive Plan does not contain a limit on, or a formula for calculating, the number of shares available for future issuance under that Plan. The 2001 Plan contains a formula for calculating the number of shares available for future issuance under that Plan. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of the Company’s immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the Company, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 (1,042,311 shares remain available for future issuance under this limitation).

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of the end of the 2012 fiscal year for the Named Executive Officers. As discussed in “Stock-based Compensation” above, since 2006, the Company has not issued stock options or made stock awards to its executive officers or employees, including the Named Executive Officers, other than as a component of the Long Term Incentive Plan or in certain circumstances, as a component of compensation packages offered to attract new key employees. However, legacy plans remain in existence under which stock option awards have been granted in the past. All outstanding option awards held by the Named Executive Officers are fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
David B. Fischer	—	—	—	—	—	—	—	—	—
Robert M. McNutt(1)	—	—	—	—	—	15,000	629,400	—	—
Michael J. Gasser	27,136	—	—	12.72	9/8/2013	—	—	—	—
	45,845	—	—	24.07	12/2/2014	—	—	—	—
Gary R. Martz	12,000	—	—	24.07	12/2/2014	—	—	—	—
Ivan Signorelli	3,000	—	—	12.72	9/8/2013	—	—	—	—
	4,000	—	—	24.07	12/2/2014	—	—	—	—

(1)	In fiscal year 2011, Mr. McNutt was awarded 30,000 restricted shares of the Company’s Class A Common Stock under the 2001 Plan as part of his compensation package. Of those shares, 7,500 vested on June 16, 2011, 7,500 vested on January 1, 2012 and the remainder of the awarded shares is scheduled to vest in two installments of 7,500 shares each on January 1, 2013 and 2014, respectively. The closing price of the Company’s Class A Common Stock on October 31, 2012 was $41.96.

Option Exercises and Stock Vested

The following table summarizes stock-based compensation awards exercised or vested during fiscal year 2012 by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David B. Fischer	—	—	—	—
Robert M. McNutt(1)	—	—	7,500	341,625
Michael J. Gasser	62,367	1,782,217	—	—
Gary R. Martz	6,069	163,711	—	—
Ivan Signorelli	—	—	—	—

(1)	In fiscal year 2011, Mr. McNutt was awarded 30,000 restricted shares of the Company’s Class A Common Stock under the 2001 Plan as part of his compensation package. Of those shares, 7,500 vested on January 1, 2012 with an aggregate fair value of $341,625 based upon the closing price of the Company’s Class A Common Stock on December 30, 2011 of $45.55. Mr. McNutt elected to be paid in a combination of cash ($114,922.65) and shares ($226,702.35) resulting in the issuance of 4,977 shares of the Company’s Class A Common Stock. The remainder of the awarded shares is scheduled to vest in two installments of 7,500 shares each on January 1, 2013 and 2014, respectively.

Pension Benefits

The table below sets forth the years of service and present value of the accumulated benefit for each of the Named Executive Officers under the Pension Plan and the SERP as of October 31, 2012.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)(3)	Payments During Last Fiscal Year ($)
David B. Fischer	Pension Plan	8	155,525	—
	SERP	8	1,255,696	—
Robert M. McNutt(4)	Pension Plan	—	—	—
	SERP	—	—	—
Michael J. Gasser(5)	Pension Plan	33	850,413	—
	SERP	33	11,354,436	—
Gary R. Martz	Pension Plan	10	250,203	—
	SERP	10	1,097,132	—
Ivan Signorelli	Brazil Pension	14	487,970	—
	Netherlands Pension	7	1,077,793	—
	SERP	20	1,556,633	—

(1)	Assumptions for calculations:

(A)	Age 65 commencement (age 62 for Mr. Gasser’s SERP benefit);

(B)	No decrements for death nor termination prior to age 65 (age 62 for Mr. Gasser’s SERP benefit);

(C)	RP-2000 Mortality for the Pension Plan and the Prognosetafel 2010-2060 mortality table for the Netherlands Pension;

(D)	Discount rates for the Pension Plan of 4.00% and 4.90% as of October 31, 2012 and October 31, 2011, respectively; and discount rates for the Netherlands Pension of 3.25% and 4.25% as of October 31, 2012 and October 31, 2011, respectively.

(E)	Pension Plan benefits accrued to December 31, 2004 are payable as a lump sum and valued using a 0.25% lower discount rate and Revenue Ruling 2008-65 mortality.

(2)	See Note 13 in the Notes to Consolidated Financial Statements included in Item 8 of the 2012 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

(3)	Mr. Signorelli’s Netherlands Pension benefits were calculated in Euros and converted to U.S. Dollars using an exchange rate of 1.2967 and 1.3668 for 2012 and 2011, respectively. In addition, his Brazil Pension benefits were calculated in Brazilian Reais and converted to U.S. Dollars using an exchange rate of 0.493 and 0.578 for 2012 and 2011, respectively.

(4)	Mr. McNutt is not eligible to participate in these plans based upon his date of hire.

(5)	Mr. Gasser retired as an employee of the Company on November 1, 2012.

Non-Qualified Deferred Compensation

No compensation was deferred during the 2012 fiscal year by the Named Executive Officers under the Company’s nonqualified deferred compensation plan described above.

Potential Payments Upon Termination or Change in Control

The Company has no plans, agreements, contracts or other arrangements providing any Named Executive Officer with severance or change-in-control benefits.

Employment and Noncompetition Agreements

On October 31, 2011, Mr. Gasser’s employment agreement with the Company expired pursuant to its terms. However, under the continuing provisions of that agreement, Mr. Gasser is prohibited from being involved, directly or indirectly in any enterprise competing with the Company until November 1, 2013 and from soliciting any employee of the Company for employment until November 1, 2014. Other than as previously stated, the Company does not have an employment agreement with any Named Executive Officer.

All the Named Executive Officers, as well as other participants in the Long Term Incentive Plan, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by the Company or its subsidiaries. The term of these agreements is tied to each applicable three-year performance period under the Long Term Incentive Plan, commencing with the performance period beginning November 1, 2008.

Director Compensation Arrangements

During fiscal year 2012, outside directors of the Company received an annual retainer of $50,000, plus $1,500 for each Board meeting, $1,500 for each Audit Committee and Compensation Committee meeting and $1,250 for all other committee meetings attended. The Audit Committee chairperson and the Compensation Committee chairperson received an additional retainer of $14,000 per year and all other committee chairpersons received an additional retainer of $7,000 per year. Outside directors may defer all or a portion of their fees pursuant to the Company’s Directors Deferred Compensation Plan. No director fees are paid to directors who are employees of the Company or any of its subsidiaries.

Under the terms of the 2005 Outside Directors Equity Award Plan, outside directors of the Company may receive options to purchase shares of the Company’s Class A Common Stock, restricted shares of the Company’s Class A Common Stock and/or stock appreciation rights. The Compensation Committee is responsible for administering the 2005 Outside Directors Equity Award Plan. For fiscal year 2012, the Compensation Committee awarded each of the outside directors at the time of the 2012 annual meeting of stockholders (held on February 27, 2012) a number of restricted shares of Class A Common Stock under this Plan in an amount equal to $90,000 divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 24, 2012 (the last trading day immediately preceding the date of the 2012 annual meeting of stockholders). All of these shares of Class A Common Stock were fully vested on the award date, are not subject to any risk of forfeiture, are eligible to participate in the receipt of all dividends declared on the Company’s shares of Class A Common Stock and are subject to restrictions on transfer for three years or the director’s termination of Board membership. Outside directors may defer their receipt of all or a portion of these shares, generally until the termination of their Board membership, pursuant to the Directors Deferred Compensation Plan. If deferral is elected, the restricted shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan.

Under the Company’s stock ownership guidelines (see the “Stock Ownership Guidelines” above for information on these guidelines generally), directors are required to own a minimum of five times the director’s annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock which have been awarded to a director under the Company’s 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred at the election of such director under the terms of the Directors Deferred Compensation Plan are counted as owned by the deferring director for purposes of these stock ownership guidelines. The Board of Directors evaluates whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements.

The following table sets forth the compensation of the Company’s directors for the 2012 fiscal year.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David B. Fischer(3)	—	—	—	—	—	—	—
Michael J. Gasser(3)	—	—	—	—	—	—	—
Vicki L. Avril(4)	79,761	89,990	—	—	—	—	169,751
Bruce A. Edwards	65,011	89,990	—	—	—	—	155,001
Mark A. Emkes	70,511	89,990	—	—	—	—	160,501
John F. Finn(5)	66,511	89,990	—	—	—	—	156,501
Daniel J. Gunsett	102,761	89,990	—	—	—	—	192,751
Judith Hook	81,261	89,990	—	—	—	—	171,251
John W. McNamara	66,511	89,990	—	—	—	—	156,501
Patrick J. Norton	87,761	89,990	—	—	—	—	177,751

(1)	Amounts include fees earned but the receipt of which have been deferred under the Directors Deferred Compensation Plan.

(2)	Amounts represent the dollar amount recognized for financial statement reporting purposes during fiscal year 2012 computed in accordance with ASC 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during the 2012 fiscal year under the Company’s 2005 Outside Directors Equity Award Plan. Included in this column are restricted shares of Class A Common Stock that have been deferred by such director under the Directors Deferred Compensation Plan. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in Item 8 of the 2012 Form 10-K.

The following table sets forth, as of October 31, 2012, the aggregate number of restricted shares of Class A Common Stock awarded to and held by each of the outside directors and the aggregate number of shares of Class A Common Stock subject to outstanding stock options awarded to each of the outside directors. No stock options have been awarded to any outside directors since 2005.

Name	Number of Shares of Class A Common Stock Subject to Outstanding Stock Options	Number of Restricted Shares of Class A Common Stock
Vicki L. Avril	4,000	4,972
Bruce A. Edwards	—	4,972
Mark A. Emkes	—	4,972
John F. Finn	—	4,972
Daniel J. Gunsett	8,000	4,972
Judith Hook	8,000	4,972
John W. McNamara	—	4,972
Patrick J. Norton	—	4,972

(3)	As employees of the Company during the 2012 fiscal year, Mr. Gasser and Mr. Fischer were not compensated for their services as directors. See “— Summary Compensation Table” for information on Mr. Gasser’s and Mr. Fischer’s respective compensation as executive officers. Due to his retirement as an employee of the Company, Mr. Gasser will be compensated for his services as a director during the 2013 fiscal year.

(4)	Pursuant to the Directors Deferred Compensation Plan, Ms. Avril deferred receipt of $40,250 of her fees for fiscal year 2012.

(5)	Pursuant to the Directors Deferred Compensation Plan, Mr. Finn deferred receipt of $66,511 of his fees for fiscal year 2012.

AUDIT COMMITTEE

During the 2012 fiscal year, the Audit Committee members were Vicki L. Avril — chairperson, Bruce A. Edwards, John F. Finn and John W. McNamara.

The Audit Committee’s primary responsibilities include the following:

•	overseeing the integrity of the financial statements of the Company;

•	overseeing the Company’s compliance with legal and regulatory requirements;

•	overseeing the Company’s independent auditor’s qualifications and independence;

•	monitoring and evaluating the Company’s independent auditors and internal audit function; and

•	reviewing management’s performance related to the assessment and management of risk. (See “Board’s Role in Risk Management Oversight” for the Audit Committee’s role in risk management.)

The Board has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.greif.com under “Investor Center — Corporate Governance.” All of the members of the Audit Committee meet the categorical standards of independence adopted by the Board and are independent directors as defined in the NYSE listing standards and the applicable regulations of the Securities and Exchange Commission. See “Corporate Governance-Director Independence.”

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States. In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2012 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Ernst & Young LLP regarding the effectiveness of internal control over financial reporting.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

As discussed above, the Audit Committee is responsible for monitoring and reviewing the Company’s financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States, that the audit of the Company’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent accountants are in fact “independent.”

The Audit Committee receives regular reports from the Company’s General Counsel with respect to matters coming within the scope of the Company’s Code of Business Conduct and Ethics. The Chief

Executive Officer and the principal financial officers have each agreed to be bound by the Code of Business Conduct and Ethics and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Business Conduct and Ethics throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company’s accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2012 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the 2013 fiscal year.

Submitted by the Audit Committee of the Board of Directors.

Vicki L. Avril, Committee Chairperson

Bruce A. Edwards

John F. Finn

John W. McNamara

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.

Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.

The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000. Pursuant to such Policy, in the event the Chairperson pre-approves services, the Chairperson is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

INDEPENDENT AUDITOR FEE INFORMATION

Ernst & Young LLP served as the independent auditors of the Company for the fiscal year ended October 31, 2012. It is currently expected that a representative of Ernst & Young LLP will be present at the 2013 Annual Meeting of Stockholders, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. The Company’s Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for its fiscal year 2013.

All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the last two fiscal years by Ernst & Young LLP were as follows:

Audit Fees

Aggregate fees billed through the date of this Proxy for audit services for the 2012 fiscal year are $4,451,000 and aggregate fees for audit services for the 2011 fiscal year were $3,981,000. These amounts include fees for professional services rendered by Ernst & Young LLP associated with the annual audit, the reviews of the Company’s quarterly reports on Form 10-Q and the audit effectiveness of the Company’s internal control over financial reporting, Securities and Exchange Commission registration statements and filings, and certain statutory audits required internationally.

Audit-Related Fees

Fees for audit-related services rendered by Ernst & Young LLP for the 2012 and 2011 fiscal years were $140,000 and $487,000, respectively. Audit-related services principally relate to accounting consultations and audits of employee benefit plans in fiscal years 2012 and 2011.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, rendered by Ernst & Young LLP for the 2012 and 2011 fiscal years were $298,000 and $812,000, respectively. Fees for tax services for the 2012 fiscal year included fees for services in connection with tax planning for certain U.S. and non-U.S. legal entities and tax compliance for certain non-U.S. legal entities.

All Other Fees

The Company incurred no additional fees for other products and services rendered by Ernst & Young LLP in the 2012 and 2011 fiscal years.

None of the services described under the headings “— Audit-Related Fees,” “— Tax Fees,” or “— All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During fiscal year 2012, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a director of the Company and a member of the Compensation, Executive, Nominating and Corporate Governance and Stock Repurchase Committees. The Company anticipates retaining Baker & Hostetler LLP in the 2013 fiscal year. The Board has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”

The Company has a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2014 annual meeting of stockholders (scheduled for February 24, 2014) must be received by the Company for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this Proxy Statement. If a stockholder intends to present a proposal at the 2014 annual meeting of stockholders, but does not seek to include such proposal in the Company’s Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2014 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company’s Proxy Statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 8, of the Company’s Second Amended and Restated By-Laws in order to present proposals at the 2014 annual meeting of stockholders.

OTHER MATTERS

The proxy card enclosed with this Proxy Statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.

The expense for soliciting proxies for this Annual Meeting of Stockholders is to be paid by the Company. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.

Management knows of no matters to be presented at the Annual Meeting of Stockholders other than the above proposals. However, if any other matters properly come before the Annual Meeting of Stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

Gary R. Martz

Secretary

January 11, 2013

GREIF, INC. 425 WINTER ROAD DELAWARE, OH 43015-8903

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Greif, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greif, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M51367-P32501	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
Item I.	THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW
	(except as marked to the contrary to the right)
01)	Vicki L. Avril	06)	Michael J. Gasser
02)	Bruce A. Edwards	07)	Daniel J. Gunsett
03)	Mark A. Emkes	08)	Judith D. Hook
04)	John F. Finn	09)	John W. McNamara
05)	David B. Fischer	10)	Patrick J. Norton

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

GREIF, INC.

Electronic Delivery of Proxy Materials

ELECTRONIC MAILINGS WILL LOWER THE COMPANY’S COSTS AND SHOULD BE MORE CONVENIENT FOR YOU.		It’s Easy - Please Follow These 5 Steps:
	1	Log onto the Internet at www.greif.com
Greif is pleased to offer our Registered Stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.	2	Go to Investor Relations, then Open Enrollment in the middle of the screen
	3	Enter your Social Security or Tax I.D. Number
To participate, please follow the directions on the right. You will receive notification by e-mail when the materials are available for review.	4	Enter your e-mail address
	5	Enter a PIN number of your choice

Investor Relations/Proxy E-Delivery

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on February 25, 2013.

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M51368-P32501

GREIF, INC.

CLASS B PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS

CALLED FOR FEBRUARY 25, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, being the record holder of Class B Common Stock and having received the Notice of Annual Meeting of Stockholders and the Proxy Statement related thereto dated January 11, 2013, hereby appoints Michael J. Gasser, David B. Fischer, Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Daniel J. Gunsett, Judith D. Hook, John W. McNamara and Patrick J. Norton, and each or any of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Class B Common Stock of Greif, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 425 Winter Road, Delaware, Ohio 43015, at 10:00 A.M., Eastern Time, on February 25, 2013, and at any adjournment thereof, as indicated on the reverse side.

The Shares represented by this proxy will be voted upon the proposal listed on the reverse side in accordance with the instructions given by the undersigned, but if this proxy is signed and returned and no instructions are given, this proxy will be voted to elect all of the nominees for directors as set forth in Item I on the reverse side, and in the discretion of the proxies on any other matter which properly comes before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side